    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 1997.
                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                                 BIOSONICS, INC.
                 (Name of small business issuer in its charter)

       Pennsylvania                        3845                     23-2161932
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
 incorporation or organization)   Classification Code Number)    Identification No.)

                               260 New York Drive
                       Fort Washington, Pennsylvania 19034
                                 (215) 646-7100
          (Address and telephone number of principal executive offices)

                               260 New York Drive
                       Fort Washington, Pennsylvania 19034
(Address of principal place of business or intended principal place of business)
                              --------------------


                              Jack Paller, Chairman
                                 Biosonics, Inc.
                               260 New York Drive
                       Fort Washington, Pennsylvania 19034
                                 (215) 646-7100
                       (Name, address and telephone number
                              of agent for service)
                              --------------------


                                    Copy to:
                            John W. Kauffman, Esquire
                          Duane, Morris & Heckscher LLP
                                One Liberty Place
                           Philadelphia, PA 19103-7396
                              --------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ / ___________.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ / ___________.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

                               -------------------

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
  Title of each class                                   Proposed                 Proposed
  of securities to be         Amount to be          maximum offering         maximum aggregate           Amount of
      registered               registered            price per unit           offering price         registration fee
---------------------------------------------------------------------------------------------------------------------
Common Stock,
$.0001 par value            51,074,420 shares            $.09(1)             $4,596,697.80(1)             $1,393
=====================================================================================================================

(1) Pursuant to paragraph (c) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed on the basis of $.09 per share, the average of the bid and asked prices of the Common Stock of the Company on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. on August 15, 1997.

                              --------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED AUGUST 22, 1997

                                   PROSPECTUS

                                51,074,420 Shares

                                 BIOSONICS, INC.
                                  Common Stock
                               ($.0001 par value)


         This Prospectus relates to 51,074,420 shares of Common Stock, $.0001 par value, of Biosonics, Inc. (the "Company" or "Biosonics") that were acquired by certain shareholders of the Company (the "Selling Shareholders") in private transactions. See "Selling Shareholders." Some or all of the shares of Common Stock to which this Prospectus relates may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest to the Selling Shareholders, at public or private sale at prevailing market prices, prices related to prevailing market prices, negotiated prices or fixed prices (and, in the case of sales through brokers, upon payment of normal brokerage commissions). The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby by the Selling Shareholders.

         The Common Stock of the Company is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "BISN." The last bid price of the Common Stock on the OTC Bulletin Board on August 15, 1997 was $.09 per share.

         THE SHARES OF COMMON STOCK OF THE COMPANY OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         This Prospectus does not constitute an offer to sell securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

         No person has been authorized by the Company to give any information or to make any representations, other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon.

         Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


                     The date of this Prospectus is , 1997.

                                TABLE OF CONTENTS

                                                                                               PAGE NO.
                                                                                               --------
Available Information.........................................................................    2
Risk Factors..................................................................................    3
The Company...................................................................................    8
Selling Shareholders..........................................................................    9
Plan of Distribution..........................................................................   10
Use of Proceeds...............................................................................   11
Market for Company's Common Stock and Related Shareholder Matters.............................   11
Dividend Policy...............................................................................   12
Capitalization................................................................................   12
Selected Financial Data.......................................................................   13
Management's Discussion and Analysis of Financial Condition and Results of Operations.........   14
Business and Properties.......................................................................   17
Legal Proceedings.............................................................................   24
Management....................................................................................   24
Certain Transactions..........................................................................   25
Beneficial Ownership of the Company's Securities..............................................   25
Description of the Company's Securities.......................................................   26
Shares Eligible for Future Sale...............................................................   27
Disclosure of Commission Position on Indemnification for Securities Act Liabilities...........   27
Legal Matters.................................................................................   28
Experts.......................................................................................   28
Index to Financial Statements.................................................................   29

                              AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following regional offices of the
Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains such materials at http://www.sec.gov.

         The Company has filed with the Commission in Washington, DC a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933 (the "Act") with respect to the securities covered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed or incorporated as a part thereof. Statements contained herein concerning the provisions of documents filed with, or incorporated by reference in, the Registration Statement as exhibits are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.

         The Company will provide without charge to each person to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein. Such requests should be addressed to Jack Paller, Chairman, Biosonics, Inc., 260 New York Drive, Fort Washington, Pennsylvania 19034.

                                  RISK FACTORS

         Prospective investors should carefully consider the following factors, in addition to the other information in the Prospectus, before purchasing shares of Common Stock offered by this Prospectus.

         DEVELOPMENT STAGE COMPANY; SUBSTANTIAL LOSSES TO DATE. The Company, which was incorporated in 1980, is still in the development stage and has had no substantial sales and no earnings from operations. The Company had a shareholders' deficiency of $1,947,226 as of June 30, 1997, and its net loss from inception to June 30, 1997 equaled $14,331,042. The Company had a net loss for the year ended December 31, 1996 of $777,397 and a net loss for the three months and six months ended June 30, 1997 of $215,569 and $412,664, respectively. The report of independent auditors on the Company's financial statements for the year ended December 31, 1996 included herein contains an explanatory paragraph concerning the Company's ability to continue as a going concern. The Company expects to incur additional losses unless and until the development, marketing and sale of its products is successful, as to which no assurance is given. The likelihood of the success of the Company must be considered in the light of the problems, expenses, difficulties, complications and delays it has encountered in connection with the development of its technology and the competitive and regulatory environmental in which the Company operates, and there can be no assurance that the Company will ever achieve profitability.

         NEED FOR ADDITIONAL FUNDS. At March 31, 1997, the Company had a significant working capital deficiency. The Company needs additional working capital to continue its operations and pay associated expenses, including salary, rent and lease payments, to pay accrued expenses and accounts payable to develop, test, obtain approvals for and market its products, including the marketing of the Cystotron(TM) and Anotron(TM) Incontinence Control Systems. The Company has no commitments for any additional financing, and no assurance exists that any such financing can be obtained on favorable terms, if at all. Any such financing may result in dilution to purchasers of the shares that are offered by this Prospectus and may entail restrictions on the Company's right to declare dividends or on the manner in which the Company conducts its business. If any necessary financing is not obtained, the shareholders of the Company may lose their entire investment.

         STRINGENT GOVERNMENT REGULATION. The Company's products are subject to extensive regulation by the U.S. Food and Drug Administration (the "FDA") and, in some jurisdictions, by state and foreign governmental authorities. In particular, the Company must obtain specific clearance or approval from the FDA before it can market new products or certain modified products in the U.S. To date, the Company has obtained FDA marketing clearance through the 510(k) premarket notification process for its Anotron and Cystotron Incontinence Control Systems and has received premarket approval ("PMA") necessary for marketing of its Salitron(R) system. The Company's ability to market such products is subject to the availability of funds. Certain other products, modified existing products and future product applications, however, will require approval or clearance by the FDA. The testing on humans of the Company's devices, and the sale of such devices, are subject to federal and possibly other regulation. The regulatory processes in the U.S. necessary to secure required approval for clinical testing and marketing have significantly delayed the testing and sale of such products, and have significantly increased the total expenditures of the Company to date. Such regulatory processes may be expected to result in further delay and additional expense in the future. There is no assurance that all required clearances or approvals for sale of the Company's devices in the U.S. (other than the Salitron System and the initial version of the Anotron and Cystotron Incontinence Control Systems for which PMA approval and clearance, respectively, have already been obtained) will be obtained. The process of obtaining 510(k) clearances or PMA can be time consuming and expensive, and there can be no assurance that all clearances or approvals sought by the Company will be granted or that FDA review will not involve delays that would adversely affect the marketing and sale of the Company's products. The Company is required to adhere to applicable regulations setting forth current Good Manufacturing Practices, which require that the Company manufacture its products and maintain its records in a prescribed manner with respect to manufacturing, testing and control activities. In addition, the Company is required to comply with FDA requirements for labeling and promotion of its products. Failure to comply with applicable federal, state or foreign laws or regulations could subject the Company to enforcement action, including product seizures, recalls, withdrawal of clearances or approvals, and civil and criminal penalties, any one or more of which would have a material adverse effect on the Company. Medical device laws and regulations with similar substantive and enforcement provisions are also in effect in many of the foreign countries where the Company may eventually do business. Federal, state and foreign laws and regulations regarding the manufacture and sale of medical devices are subject to future changes. No assurance can be given that such changes will not have a material adverse effect on the Company. See "Business -- Government Regulation."

         NO ASSURANCE OF SUCCESS. There is no assurance that any of the Company's devices will be successfully marketed. None of the Company's systems, including the Salitron system and the Cystotron and Anotron Incontinence Control Systems (or any other products subsequently marketed by the Company) may be accepted or recommended by the medical profession or gain market acceptance. The public may not be interested in the products. There can be no assurance, therefore, that the Company will be able to continue to successfully develop new products, enhance existing products, manufacture these products in a commercially viable manner, obtain required regulatory approvals or gain satisfactory market acceptance for such products.

         REIMBURSEMENT FROM THIRD PARTY PAYORS. The Company believes that the overall escalating cost of medical products and services has led and will continue to lead to increased pressures upon the health care industry to reduce the cost of certain products and services, which may include those of the Company. These cost pressures are leading to increased emphasis on the price and cost-effectiveness of any treatment regimen and medical device. In addition, third party payors, such as governmental programs, private insurance plans and managed care plans that are billed by hospitals for such health care services, are increasingly negotiating the prices charged for medical products and services and may deny reimbursement if they determine that a device was not used in accordance with cost-effective treatment methods as determined by the payor, was experimental or was used for an unapproved indication. Although approximately 35 private insurance carriers have reimbursed Biosonics for the use of the Salitron System and Medicaid reimbursement approval has been obtained in four states, there is uncertainty as to whether third party payors will approve or continue to reimburse Biosonics for the devices and whether reimbursement, if approved or continued, will be sufficient for purchasers of the Company's products. On May 23, 1994, a proposed notice was published in the Federal Register by the Federal Health Care Financing Administration ("HCFA") that it intended to disapprove Biosonics' application for Medicare reimbursement for the Salitron System, although no final notice has yet been published. In 1996, Biosonics met with HCFA officials to urge a reevaluation of its intent to disapprove the Company's request for reimbursement approval. In February 1997, HCFA advised Biosonics that it had examined its previous position and concluded that absent additional information, Medicare reimbursement for the Salitron was not warranted under current law. As a result, the Company has engaged a Washington, DC law firm to explore with HCFA the extent of additional information that HCFA will require in order to approve Medicare reimbursement for the Salitron System. Biosonics cannot predict the effect, if any, on the reimbursement from private insurance carriers and Medicaid in the event that HCFA does publish a final notice of non-coverage of the Salitron System for Medicare purposes, and there is a risk that some or all of the Medicaid reimbursement approvals that the Company has obtained would be discontinued in such event. Sales of the Company's devices may be adversely affected by the difficulty of purchasers' obtaining sufficient reimbursement from third party payors. There can be no assurance that the availability of third party reimbursements will continue and that changes in levels of such reimbursement will not adversely affect the profitability of the Company's products.

         PRODUCT LIABILITY. Although the Company carries product liability insurance, there is no assurance that the Company will not be subjected to substantial claims based upon alleged injurious effects from the use of its devices and that its product liability insurance will be maintained, will be available on commercially reasonable rates or in adequate amounts, if at all, or will be adequate to cover any claim made. If the Company does not or cannot maintain its existing or comparable liability insurance, its ability to market its products may be significantly impaired. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on the Company's business or reputation or on its ability to attract and retain customers for its products. See "Business -- Product Liability and Insurance."

         PATENT RIGHTS. Although the Company has obtained certain U.S. patents, there is no assurance that the Company's patent rights will adequately protect the Company's proprietary technology. See "Business -- Patents of Trademarks." The Company also obtained foreign patents for its products that have lapsed due to a lack of funds. Litigation, which could be costly and time-consuming, may be necessary to protect the Company's patents, and the invalidation of patents owned by the Company could permit increased competition with potential adverse effects on the Company and its business prospects. Also, there can be no assurance that the Company's products will not infringe patents or proprietary rights of others, or that licensees that might be required for the Company's products would be available on commercially reasonable terms, if at all. Furthermore, no assurance exists that others may not develop or acquire know-how similar to that of the Company. There has been substantial litigation regarding patent and other intellectual property rights in the medical devices industry. Future litigation may be necessary to enforce patent rights belonging to the Company, to protect trade secrets or know-how owned by the Company or to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of the Company and others. Any such litigation could result in substantial cost to and diversion of effort by the Company. Adverse determinations in any such litigation could subject the Company to significant liabilities to third parties, could require the Company to seek licenses from third parties and could prevent the Company from manufacturing, selling or using certain of its products, any of which could have a material adverse effect on the Company.

         COMPETITION. The medical devices market is highly competitive. Furthermore, the medical devices market is characterized by rapid product development and technological change. While Biosonics is unaware of any other company which is currently developing devices similar to the Salitron System, there are other companies engaged in research and development using electro-therapeutic devices. The Company is aware of at least three other companies that have developed products similar to the Company's products, including one company that has developed a product similar to the Cystotron Incontinence System. The Company is not aware of any developed diagnostic tools that would be in direct competition with the BIDDS(TM) Glove. It is possible that the Company's products could be rendered obsolete or uneconomical by technological advances by one or more of the Company's current or future competitors. There are other companies engaged in research and development in the medical field, many of which are well established with greater financial, marketing and other resources than the Company. Some of these companies offer products that address the same or similar medical problems as those addressed by certain of the Company's products. One or more of such companies might develop products similar to those being developed by the Company and be in a position to market them more successfully than the Company.

         SIGNIFICANT SHAREHOLDERS. Jack Paller, Chairman and Chief Executive Officer of the Company, and International Management & Research Corporation ("IMRC") through its wholly-owned subsidiary

IMRC Holdings, Inc. ("IMRCH") own an aggregate of approximately 42% of the Company's outstanding Common Stock. Mr. Paller is also the President, director and major shareholder of IMRC. Accordingly, it is likely that IMRC and Mr. Paller would be able to elect most if not all of the Board of Directors of the Company and have the legal ability to cause the Company to declare or refrain from declaring dividends, to increase the Company's authorized capital, to issue more capital stock and generally to direct the affairs of the Company and control all matters requiring approval by the shareholders of the Company.

         DEPENDENCE UPON JACK PALLER. At present, the Company is entirely dependent upon Jack Paller, the Chief Executive Officer and the sole officer and director of the Company, and currently has two vacancies on its Board of Directors. The Company has no employment agreement with Mr. Paller and does not carry a key-man life insurance policy with respect to Mr. Paller, who is 69 years old. The Company's future operations will depend, in part, upon its ability to attract and retain highly qualified scientific and management personnel. No assurance exists that the Company will be successful in hiring or retaining qualified scientific or management personnel on acceptable terms.

         SHARES ELIGIBLE FOR FUTURE SALE. Of the 306,364,536 shares of the Company's Common Stock outstanding as of June 30, 1997, approximately 133,183,886 shares, including shares eligible to be sold under Rule 144(k) under the Act, are freely tradeable without restriction or further registration under the Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Act. The approximately 173,180,650 remaining shares are restricted securities (the "Restricted Shares"). Of these Restricted Shares, 121,706,230 Restricted Shares are currently eligible to be sold publicly in accordance with Rule 144 under the Act. Of the remaining 51,474,420 Restricted Shares, 51,074,420 Restricted Shares will become eligible for public sale following the effectiveness of this Registration Statement, 100,000 Restricted Shares will become eligible for sale in September 1997, and 300,000 Restricted Shares will become eligible for sale in March 1998. Unaffiliated shareholders may, as a general rule, sell their unregistered Common Stock under Rule 144 without limitation on volume after holding such stock for two years under Rule 144(k). IMRCH and Mr. Paller currently own in the aggregate approximately 121,606,230 Restricted Shares that have not been registered under the Act. The Restricted Shares held by IMRCH and Mr. Paller are subject to a securities restriction agreement with the Pennsylvania Securities Commission (the "Securities Restriction Agreement"), which prevents any sales of the Company's Common Stock by either of them at a price of less than $.05 per share. All of the stock subject to the Securities Restriction Agreement has been held for more than one year and, therefore, except as restricted by the Securities Restriction Agreement, may be sold without registration, subject to the volume, current public information and other limitations of Rule 144 under the Act. The Company is unable to estimate the number of Restricted Shares that will be sold under Rule 144 since this will depend in part on the market price of the Common Stock, the personal circumstances of the sellers and other factors. Sales of substantial amounts of the currently unregistered shares could adversely affect the market value of the Company's Common Stock. See "Shares Eligible for Future Sale."

         As of June 30, 1997, the Company had outstanding options to purchase 5,000,000 shares of Common Stock at per share exercise price of $.01, options to purchase 5,000,000 shares of Common Stock at a per share exercise price of $.02 and an option to purchase 250,000 shares of Common Stock at a per share exercise price of $.05. The shares subject to these options, if exercised, would be restricted from resale unless registered under the Act or unless sold under an exemption from the registration requirements of the Act, such as Rule 144.

         UNISSUED DEBENTURES. In 1989 Biosonics offered to its shareholders the right to subscribe for 11 1/2% convertible subordinated debentures, which offering was terminated by Biosonics prior to completion. The debentures were never issued and, due to lack of funds the $207,000 proceeds of the offering, except for $4,000, were not returned to investors. In 1990, the Company offered the investors the right to convert their debentures into Common Stock, and investors who purchased an aggregate of $16,000 of the debentures converted such amounts into 1,180,000 shares of Common Stock. As of June 30, 1997 the outstanding principal balance owed by the Company in connection with such debentures is $187,000 and the total interest owed is $164,352. While the Company intends to offer shares of Common Stock to such investors in exchange for such debt, subject to compliance with state and federal securities laws, there is no assurance that the Company will be able to successfully complete such transaction.

         DEBT OWED TO IMRCH AND JACK PALLER. IMRCH and Mr. Paller have loaned money to the Company to fund certain of the Company's operations from time to time pursuant to promissory notes providing for interest at various rates. The principal outstanding amount of the debt owed to Mr. Paller is $115,000. In addition to the debt owed to Mr. Paller described above, the Company is indebted to Mr. Paller for deferred salary in the aggregate amount of $669,500 for the period through December 31, 1996.

         NO DIVIDENDS. The Company has not paid any cash dividends on its Common Stock in the past and does not anticipate paying any dividends in the foreseeable future. See "Dividend Policy."

         LIMITED TRADING MARKET. The Company's Common Stock is currently quoted on the OTC Bulletin Board. There is no assurance that an active trading market will develop in the future or be sustained, that the Company's Common Stock will be traded on a recognized exchange or will continue to be traded on the OTC Bulletin Board or that shareholders will be able to liquidate their investment in the shares at some future time.

         RELATIONSHIP WITH GROWTH FUND PARTNERSHIP, INC. On June 1, 1997, the Company entered into an agreement with Growth Fund Partnership, Inc. ("Growth Fund"), a Florida privately held corporation. According to the financial statements provided to the Company by Growth Fund, which have not been independently verified by the Company, Growth Fund had a book value as of December 31, 1996 of approximately $2.6 billion, consisting primarily of mining interests, undeveloped land in the United States and South America and an interest in a financial services company. The Company has agreed to assist Growth Fund in creating a new company for which the Company will receive 10% of the stock of the new company and the Company's shareholders will receive an aggregate of 10% of the stock of the new company. It is anticipated that the new company will own all of the assets formerly owned by Growth Fund and will apply to have the stock quoted for trading on the Nasdaq market. The final structure of the transaction and the completion of the transaction is conditioned upon, and is subject to further modification based upon, legal, accounting and regulatory review. There can be no assurance that the transaction will ever be completed, that the Company's shareholders will ever receive any stock or interest in the assets of the new company or Growth Fund, or that there will ever be a public market for the shares of stock in the new company that may be received by the Company's shareholders. Furthermore, whether or not the transaction is completed, the Company may be liable for the expenses to be incurred in connection with this transaction, the total amount of which cannot be estimated at this time. If the transaction does not occur, the costs incurred by the Company may have an material adverse effect on the financial condition and results of operations of the Company.

         FORWARD-LOOKING STATEMENTS. All statements contained in this Prospectus that are not historical facts, including but not limited to the Company's plans for product development and marketing, are based on current expectations. These statements are forward-looking (as defined in the U.S. Private Securities Litigation Reform Act of 1995 and the Act) in nature and involve a number of risks and uncertainties. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "believe," "estimate" or "continue," or the negative thereof or other variations thereon or comparable terminology. Actual results may vary materially, as discussed in this "Risk Factors" section. The factors that could cause actual results to vary materially include: The availability of capital to finance the Company's operations on terms satisfactory to the Company; the availability of clearances or approvals of the Company's products by federal, state and foreign governmental authorities; the market acceptance of the Company's products; the availability of reimbursement by third party payors; product liability claims; the availability of protection of the Company's patents and future litigation relating to protection of its patent, trade secrets and know-how; the Company's dependence on Jack Paller; the costs may be incurred by the Company in connection with its relationship with Growth Fund; general business and economic conditions and competition from products that address the same or similar medical problems as those addressed by the Company's products; and other risks that may be described from time to time in the reports that the Company will be required to file with the Commission. The Company cautions potential investors not to place undue reliance on any such forward-looking statements.


                                   THE COMPANY

         The Company develops and has marketed electrodiagnostic/therapeutic devices to manage and treat several intractable medical conditions, including extreme dry mouth, nasal/sinus congestion, urinary incontinence and impotence. The Company's non-invasive, electrodiagnostic/therapeutic systems offer relief and improvement to such distressing disorders without drug-related side effects or the ultimate need for surgery. None of the shares of the Company's Common Stock covered by this Prospectus are being sold by the Company.

         The Company is a Pennsylvania corporation formed in November 1980, and is still a development-stage company. Its principal executive offices are located at 260 New York Drive, Fort Washington, Pennsylvania 19034, and its telephone number is (215) 646-7100.

                              SELLING SHAREHOLDERS

         The shares of the Company's Common Stock covered by this Prospectus (the "Shares") are, or may be, offered by the Selling Shareholders. The names of the Selling Shareholders are set forth in the table below. Except as otherwise indicated, each Selling Shareholder has sole investment and voting power with respect to the Shares listed below.

                                                                                                COMMON STOCK TO
                                                                                                BE BENEFICIALLY
                                                  COMMON STOCK                                OWNED IF ALL SHARES
                                               BENEFICIALLY OWNED                              THAT MAY BE OFFERED
                                                ON JUNE 30, 1997        SHARES THAT MAY         HEREUNDER ARE SOLD
                                              --------------------        BE OFFERED          ----------------------
NAME                                          SHARES       PERCENT        HEREUNDER           SHARES         PERCENT
----                                          ------       -------        ---------           ------         -------
Rafael Amor                                    200,000        *             200,000              0              *
Kenneth Baskin                                 100,000        *             100,000              0              *
William Batoff, IRA                            100,000        *             100,000              0              *
Robert and Lori Beckman                        440,000        *             200,000           240,000           *
Jack Birnholz                                  500,000        *             500,000              0              *
David Brent                                  1,090,000        *             300,000           790,000           *
Sara Bruckel                                 2,500,000        *           2,500,000              0              *
Joseph Cali                                  3,300,000      1.1%          3,300,000              0              *
Edward Catton                                  400,000        *             400,000              0              *
Lauri Cornell                                1,600,000        *           1,600,000              0              *
Robert Dorsey                                  200,000        *             200,000              0              *
Thomas Downs                                   360,000        *             250,000              0              *
Kurt Eisenschmid                               500,000        *             500,000              0              *
Yaffan Eliach                                  300,000        *             300,000              0              *
Yotau Eliach                                   180,700        *             175,220            5,480            *
Joseph Emmanuele                             1,000,000        *           1,000,000              0              *
Jonathan Ferguson                               50,000        *              50,000              0              *
Norman Gaylis                                1,275,500        *           1,250,000           25,500            *
James Gottesman                                130,500        *              30,000           100,500           *
Alan & Lynn Gottleib                           400,000        *             250,000           150,000           *
Richard S. Gottleib                            200,000        *             200,000              0              *
Richard Habrukowich                          1,411,111        *           1,398,222           12,889            *
Mark Haltzman                                  760,000        *             500,000           260,000           *
Elaine Harris                                   52,500        *              50,000            2,500            *
Steven and Wendy Hart                          250,000        *             250,000              0              *
Edward Hoffman                                 628,600        *             628,600              0              *
Lori Hughett                                    40,000        *              40,000              0              *
William Kardas                                 250,000        *             250,000              0              *
Charles William Lackey                         600,000        *             600,000              0              *
LBC Capital Resources                          300,000        *             200,000           100,000           *
Edwin Lee                                    4,200,600      1.4%          3,940,600           260,000           *
Ezra Levy                                      305,667        *             200,000           105,667           *

Todd Liebesfeld                              7,575,000      2.57%         6,075,000           1,500,000          *
Judy McCannon                                  210,000        *             210,000               0              *
David Murkenhirn                             8,750,000      2.9%          7,250,000           1,500,000          *
Minna Mukamal                                  150,000        *             150,000               0              *
Daniel Murray                                2,400,000        *           2,400,000               0              *
Robert Paller                                2,986,018        *           1,695,000           1,291,018          *
Judy Podwil                                    200,000        *             200,000               0              *
James Quinn                                    120,000        *             100,000            20,000            *
SB Stocks USA Inc.                             250,000        *             250,000               0              *
Edward & Carolyn
  Schmauder                                    500,000        *             500,000               0              *
Benno Silberman                                150,000        *             150,000               0              *
Ray Simonetti                                1,040,000        *           1,040,000               0              *
Gilbert Smigrod                              2,000,000        *           2,000,000               0              *
Jaffa Smigrod                                2,000,000        *           2,000,000               0              *
Evelyn Strongin                                250,000        *             100,000            150,000           *
Kenneth Strongin                               350,000        *             350,000               0              *
Norman Talal                                   522,000        *             340,000            182,500           *
Anthony Vicendese                              850,000        *             850,000               0              *
Thomas Villano                                 551,778        *             551,778               0              *
James Wayes                                    500,000        *             500,000               0              *
Arthur Weiss                                 2,500,000        *           1,200,000           1,300,000          *
Donald Whitney                               1,200,110        *           1,200,000              110             *
Robert Wolstenholm                           1,000,000        *             500,000            500,000           *
         Total                              59,680,584      19.5%        51,074,420           8,606,164         2.8%


------------------
*Less than 1%.

         None of the Selling Shareholders listed above have held any positions with the Company or have had a material relationship with the Company within the past three years, except that Mark Haltzman has provided legal services to the Company since 1993 and Norman Talal, Norman Gaylis, Jonathan Ferguson, Elaine Harris and James Quinn have served on the Company's Salitron Medical Advisory Board. See "Business - Salitron Medical Advisory Board." Also, Robert Paller, who is an assistant secretary of the Company, is the son of Jack Paller, the Chairman and CEO of the Company. Any pledgees, donees or transferees of or other successors in interest to the Selling Shareholders will be identified in a supplement to this Prospectus. If the number of Shares transferred is material, the new holders of the Shares transferred will also be identified in a post-effective amendment to the Registration Statement.


                              PLAN OF DISTRIBUTION

         The Company has been advised that the distribution of the Shares by the Selling Shareholders, or by pledgees, donees or transferees of or other successors in interest to the Selling Shareholders, may be effected from time to time in one or more transactions (which may involve block transactions) on the OTC Bulletin Board or such other exchange or market in which the Common Stock may from time to time be trading, in negotiated transactions or in a combination of any such transactions. Such transactions may be effected by the Selling Shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, including purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus. Such broker-dealers will receive compensation in the form of discounts or commissions from the Selling Shareholders and may receive commissions from the purchasers of Shares for whom such broker-dealers may act as agents (which discounts or commissions from the Selling Shareholders or such purchasers, if in excess of those customary for the types of transactions involved, will be disclosed in a supplemental prospectus).

         Any broker-dealer that participates with the Selling Shareholders in the distribution of Common Stock may be deemed to be an "underwriter" within the meaning of the Act, and any commissions or discounts received by such broker-dealer and any profit on the resale of Shares by such broker-dealer may be deemed to be underwriting discounts and commissions under the Act.

         The costs and expenses of the registration of the Shares will be paid by the Company. These costs and expenses borne by the Company will include, without limitation, all registration and filing fees, blue sky fees, printing expenses and costs of special audits incident to or required by the registration of the Shares.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereunder by the Selling Shareholders.

                        MARKET FOR COMPANY'S COMMON STOCK
                         AND RELATED SHAREHOLDER MATTERS

                                                      High Bid                  Low Bid
          1997
        First Quarter                                   .075                      .045
        Second Quarter                                  .13                       .045
        Third Quarter (through 7/25/97)                 .115                      .04

          1996
        First Quarter                                $  .08                    $  .025
        Second Quarter                                  .12                       .055
        Third Quarter                                   .195                      .065
        Fourth Quarter                                  .12                       .04

        1995
        First Quarter                                   .055                      .01
        Second Quarter                                  .065                      .02
        Third Quarter                                   .05                       .01
        Fourth Quarter                                  .042                      .01

         The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol "BISN," and has been traded in recent periods only sporadically. The quotations set forth above reflect inter-dealer prices without mark-up, mark-down or commissions, and may not necessarily represent actual transactions on the OTC Bulletin Board. The Company has not, since its inception, declared any dividends.

         As of June 30, 1997, there were approximately 5,700 record holders of the Company's Common Stock.

                                 DIVIDEND POLICY

         The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The declaration and payment of future dividends is in the sole discretion of the Board of Directors and their amount, if any, depends upon the earnings, financial condition and capital needs of the Company and certain other factors, including provisions of the Pennsylvania Business Corporation Law of 1988.


                                 CAPITALIZATION


                                                         AS OF
                                                     JUNE 30, 1997
                                                     -------------
Shareholders Deficiency:
         Common stock: authorized, 750,000,000
                  shares, $.0001 par value;
                  issued and outstanding
                  306,364,536 shares .........       $     30,636
         Preferred Stock: authorized,
                  10,000,000 shares, no shares
                  issued and outstanding .....                 --
         Capital in excess of par value ......         12,468,180
         Notes receivable from sale of stock .           (115,000)
         Deficit accumulated during
                  development stage ..........        (14,331,042)
                                                     ------------

Total Shareholders' Deficit ..................       $ (1,947,226)

                             SELECTED FINANCIAL DATA

                                                                          Year Ended December 31,
                                               -----------------------------------------------------------------------------
Statement of Loss Data: ................         1996              1995            1994             1993              1992
                                               ---------        ---------        ---------        ---------        ---------
Development stage expenses:
     Research and development costs ....       $  21,500        $  20,117        $   5,160        $   8,669        $   8,866
     Professional fees .................         130,050           54,697           49,507          101,750           77,448
     Other development stage expenses ..         636,488          560,476          338,102          271,048          294,088
                                               ---------        ---------        ---------        ---------        ---------
        Total development stage expenses       $ 788,038        $ 635,290        $ 426,713        $ 329,224        $ 404,624
     Less: Revenue from cost recovery
        program ........................              --               --               --               --               --
     Net development stage expenses ....       $ 788,038        $ 635,290        $ 426,713        $ 329,224        $ 404,624
Sales ..................................       $  40,774        $  62,506        $  21,939        $  30,578        $  26,687
Cost of sales ..........................          30,208           41,980           17,817           45,461           30,432
                                               ---------        ---------        ---------        ---------        ---------
Gross profit (loss) ....................       $  10,566        $  20,526        $   4,122        $ (14,883)       $  (3,745)
Other income:
     Investment income .................       $      --         $  5,279        $      --        $      --        $      --
     Miscellaneous income ..............              75               --               --               --               --
     Gain on sale of equipment .........              --               --               --               75            2,778
                                               ---------        ---------        ---------        ---------        ---------
        Total other income .............       $      75        $   5,279        $      --        $      75        $   2,778
     Net loss ..........................       ($777,397)       ($609,485)       ($422,591)       ($344,107)       ($408,294)
                                               =========        =========        =========        =========        =========
     Loss per common share .............       ($   .003)       ($   .002)       ($   .002)       ($   .001)       ($   .002)
                                               =========        =========        =========        =========        =========


                                                         Six Months Ended                         Three Months Ended
                                                         ----------------                         ------------------
                                                June 30, 1997        June 30, 1996         June 30, 1997         June 30, 1996
                                                -------------        -------------         -------------         -------------
Development stage expenses:
     Research and development costs .            $       0             $       0             $       0             $       0
     Professional fees ..............              132,588                37,000                77,448                18,044
     Other development stages
       expenses .....................              287,545               220,338               142,377               122,835
                                                 ---------             ---------             ---------             ---------
     Net development-stage expenses .              420,133               257,238               219,825               140,879
Sales ...............................               13,550                29,125                 7,925                11,609
     Cost of sales ..................                8,297                16,166                 4,893                13,111
                                                 ---------             ---------             ---------             ---------
     Gross profit (loss) ............                5,253                12,959                 3,032                (1,502)
Other income:
     Investment income and other
       income .......................                2,216                    75                 1,224                    --
     Gain on sale of fixed assets ...                   --                    --                    --                    --
                                                 ---------             ---------             ---------             ---------
     Total other income .............                2,216                    75                 1,224                    --
     Net loss .......................            ($412,664)            ($244,204)            ($215,569)            ($142,381)
                                                 =========             =========             =========             =========
     Loss per common share ..........            ($   .001)            ($   .001)            ($   .001)            ($   .000)
                                                 =========             =========             =========             =========

                                 As of                                        As of December 31,
                                June 30,       -------------------------------------------------------------------------------
Balance Sheet Data:               1997             1996             1995             1994             1993             1992
                              -----------      -----------      -----------      -----------      -----------      -----------
Working Capital (Deficit)     ($1,967,662)     ($2,150,027)     ($2,709,883)     ($2,477,004)     ($2,059,248)     ($1,723,651)
Total Assets                       99,627           96,190          133,650          119,445          125,009          160,803
Total Liabilities               2,046,853        2,222,779        2,810,091        2,574,151        2,157,124        1,848,811
Shareholders' Deficit          (1,947,226)      (2,126,589)      (2,676,441)      (2,454,706)      (2,032,115)      (1,688,008)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

         Biosonics' primary sources of funds to date have been proceeds from the sale of its securities and investment income on such proceeds including loans and advances for security purchases through offerings.

         In July 1996, the Company amended its Articles of Corporation pursuant to which the Company increased the authorized number of shares of Common Stock from 250,000,000 shares to 750,000,000 shares. On July 30, 1996, all stock that had been previously purchased but unissued due to the unavailability of shares of authorized Common Stock of the Company were issued. The total number of shares issued was 14,200,000 shares. In addition, all holders of Preferred Stock, including Series A, Series B and Series D, converted their shares of Preferred Stock into Common Stock of the Company pursuant to the formula set forth in their respective preferred stock agreements. The Series D Preferred Stock terms were amended in May 1996 to increase the available Preferred Stock from 5,000 shares to 10,000 shares. The Series B Preferred Stock terms were amended in April 1996 to allow the holders of Series B to convert their stock. The total number of shares of Common Stock issued as a result of the conversion of all the Preferred Stock was 28,725,000 shares, including 7,000,000 shares issued to IMRCH and 4,375,000 shares issued to Jack Paller pursuant to the conversion of their respective shares of Series B Preferred Stock.

         In addition to the foregoing issuances and conversions, in July 1996
(i) the Company issued an aggregate of 300,000 shares of Common Stock to the Salitron Advisory Board and (ii) an aggregate of 280,000 shares of Common Stock were issued to three doctors for medical consulting services rendered. Also, an aggregate of 750,000 shares of Common Stock were issued in August and September 1996 to three outside consultants in connection with financial planning and consulting services provided to the Company. In August 1996, IMRCH transferred 550,000 shares of the Company's Common Stock held by it to two outside consultants for certain advertising and public relations services.

         The Company also issued an aggregate 15,368,820 shares of Common Stock in August 1996 to approximately 25 individuals in conversion of loans. These loans were originally made to IMRC, which then loaned the money to the Company to use for working capital. None of the individuals making the loans were officers, directors or affiliates of the Company. The terms of the loans allowed the loans to be converted into Common Stock of Biosonics held by IMRCH. In consideration of the Company's assuming the obligations under the loans, including the obligation to issue stock upon conversion of the loans, IMRCH transferred to the Company 15,368,820 shares of Biosonics Common Stock owned by IMRCH and canceled the indebtedness owed from the Company to IMRC.

         The Company, as of December 31, 1996, owes an aggregate of $150,000 in interest bearing loans, $115,000 of which is payable to Jack Paller, and an aggregate of $138,000 in non-interest bearing loans. In 1989, Biosonics offered to its shareholders the right to subscribe for 11-1/2% convertible subordinated debentures, which offering was terminated by Biosonics prior to completion. The debentures were never issued and, due to a lack of funds, except for $4,000 which was reimbursed to investors in 1990, the proceeds raised were never returned to the investors. In 1990, Biosonics offered the investors the right to convert their debentures into Common Stock, and investors who purchased an aggregate of $16,000 of the debentures converted their debentures into 1,180,000 shares of Common Stock. As of June 30, 1997, the outstanding principal balance of such debt was $187,000 and the accrued interest thereon was $164,352.

         In February 1995, the Company granted to two non-employees options to purchase an aggregate of 10,000,000 shares of Common Stock at an exercise price of $.01 per share. In January and February

1996, the Company granted options to purchase an aggregate of 6,000,000 shares of Common Stock to two non-employees at a purchase price of $.02 per share. These options were issued for services performed on the Company's behalf. In May 1996, the Company granted an option to an employee to purchase 250,000 shares to an employee at an exercise price of $.05 per share. In March 1997, the Company granted options to purchase 500,000 shares of Common Stock to an individual at an exercise price of $.05 per share for services performed on the Company's behalf. Transfer of the shares issuable upon exercise of the options is subject to the registration requirements of the Act or an exemption from such requirements such as Rule 144 under the Act.

         During the quarter ended March 31, 1997, Biosonics issued Common Stock shares as follows: (i) 310,000 shares at $.05 per share for payment of financial consulting services, (ii) 12,000 shares at $.05 per share for payments to Dr. Talal as final payment for his services on the Salitron Advisory Board, (iii) 10,000 shares at $.05 per share for interest payment on one loan established in 1991; and (iv) 5,000,000 shares at $.01 per share plus 1,000,000 shares at $.02 per share were issued to two investors, respectively, in exercise of stock options, for which the Company received promissory notes in the aggregate principal amount of the purchase price of $70,000 and for which such shares are being held as collateral. In June 1997, the Company completed a private offering of 11,130,600 shares of Common Stock at $.05 per share to a limited number of accredited investors for which the Company received an aggregate of $556,530, of which $536,530 was received in cash and $20,000 of which was received in the form of promissory notes. These promissory notes were paid by the accredited investors during the first half of July 1997. Also in June 1997, one person exercised an option to purchase 500,000 shares of Common Stock at a purchase price of $.05 per share, for which the Company received a promissory note in the aggregate principal amount of $25,000 and for which such shares are being held as collateral, and one person was issued 40,200 shares of Common Stock at $.05 per share in payment for services. All shares issued during the quarters ended March 31, 1997 and June 30, 1997 are restricted and may not be sold except in accordance with the registration requirements under the Act or an exemption from such requirements such as Rule 144.

         Except for 500,000 shares, all of the shares issued by the Company from September 1996 through June 1997 are being registered for such persons as Selling Shareholders under this Prospectus.

         Biosonics will require additional funds in the immediate future to continue its operations. Biosonics may receive a portion of such funds from sales of the Salitron System. Biosonics is considering obtaining funds through venture capital or other private or public financing, joint venture or merger transactions and research and development partnership financing. Biosonics has engaged a consultant to find funding sources. There is no assurance, however, that the Company will be successful in obtaining financing on terms favorable to the Company, or at all.

         Biosonics does not have any material commitments for capital expenditures, although management is considering making capital expenditures during 1997 in connection with the manufacturing of the Cystotron System, if funds become available. The extent of the development or testing, if any, of Biosonics' other devices will depend on the availability of funds, and there is no assurance that development or testing of the devices will occur or be successful.

RESULTS OF OPERATIONS

         Biosonics' net development stage expenses increased $152,748, or 24%, in 1996 as compared to 1995 primarily due to arrangements with consultants for the Company in the areas of public relations and as medical advisors, and one-time expenses incurred in connection with the Company's special shareholders meeting. Professional fees were increased due to the special shareholders meeting and a retainer was paid to the new attorneys hired as counsel to the Company with respect to securities-related issues.

         Product sales decreased to $40,774 in 1996 as compared to $62,506 in 1995 as a result of the discontinuance of the marketing program of the Salitron System due to lack of funds.

         The lack of investment income during 1996 and 1994 reflects the absence of funds available for investment, and the increase in 1995 as compared to 1996 and 1994 was due to Biosonics' private offering of its Preferred Stock in 1995. During 1996 and 1995, Biosonics concentrated its efforts and resources on obtaining Medicare approval of the Salitron System, which has not been obtained. See "Business - Third-Party Reimbursement."

         Biosonics' professional fees consist primarily of legal, accounting and consulting fees. Other development stage expenses include primarily salaries, rent, supplies, transfer agent fees, manufacturing, marketing, public relations and travel expenses.

         Net development-stage expenses for the six and three months ended June 30, 1997 of $420,133 and $219,825, respectively, were higher than those for the comparable periods of 1996 of $257,728 and $140,879, respectively, due to funds spent on consulting services, expenses relating to Biosonics' participation in the Medical Device Industry conference, expenses in connection with the preparation of Cystotron devices and consulting fees paid to the engineer hired to prepare Biosonics for manufacturing the Cystotron devices. Other development stage expenses include primarily salaries, rent, supplies, transfer agent fees, manufacturing, marketing, public relations and travel expenses. The Company's professional fees for the six and three months ended June 30, 1997 of $132,588 and $77,448, respectively, were higher than the professional fees of $37,000 and $18,044, respectively, for the same periods of 1996 due to legal, accounting and $60,000 of consulting expenses incurred. The Company's sales for the six and three months ended June 30, 1997 were $13,550 and $7,925, respectively, as compared to $29,125 and $11,609, respectively, for the same periods of 1996. The decrease in sales resulted primarily from not having available funds to continue the marketing program for its Salitron System.

         The Company believes there will be no significant adverse impact from inflation and changing prices on the Company's operations.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

         EARNINGS PER SHARE

         In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." SFAS No. 128 will be effective for years ending after December 15, 1997, and will require companies to report basic earnings per share, as well as diluted earnings per share. As the Company has incurred operating losses since its inception, the Company will not be required to compute diluted earnings per share, and there will be no impact on the Company's financial statements from this pronouncement.

         INFORMATION ABOUT CAPITAL STRUCTURE

         In February 1997, the Financial Accounting Standards Board issued SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS No. 129 will be effective for years ending after December 15, 1997, and will require certain disclosures regarding companies' capital structures. As these disclosures were already required for companies whose securities were publicly traded, this pronouncement will have no effect on the Company's financial statements.

RELATIONSHIP WITH GROWTH FUND PARTNERSHIP, INC.

         On June 1, 1997, Biosonics entered into an agreement with Growth Fund, a Florida privately held corporation engaged in the business of accumulating assets. According to the financial statements provided to Biosonics by Growth Fund, which have not been independently verified by Biosonics, Growth Fund had a book value as of December 31, 1996 of approximately $2.6 billion, consisting primarily of mining interests, undeveloped land in the United States and South America and an interest in a financial services company. Biosonics has agreed to assist Growth Fund in creating a new company for which Biosonics will receive 10% of the stock of the new company and Biosonics shareholders will receive an aggregate of 10% of the stock of the new company. It is anticipated that the new company will own all of the assets formerly owned by Growth Fund and will apply to have the stock quoted for trading on the Nasdaq market. The final structure of the transaction and the completion of the transaction is conditioned upon, and is subject to further modification based upon, legal, accounting and regulatory review. There can be no assurance that the transaction will ever be completed, that Biosonics' shareholders will ever receive any stock or interest in the assets of the new company or Growth Fund or that there will ever be a public market for the shares of stock in the new company that may be received by Biosonics' shareholders, and substantial costs may be incurred by the Company whether or not the transaction is completed. See "Risk Factors."


                             BUSINESS AND PROPERTIES

GENERAL

         Biosonics was incorporated in Pennsylvania in November 1980 as a subsidiary of IMRC. Since its inception, the Company has been involved in the development and marketing of electrotherapeutic and diagnostic devices to manage and treat several intractable medical conditions, including extreme dry mouth, nasal/sinus congestion, urinary/fecal incontinence and impotence. The Company's non-evasive, electrotherapeutic and diagnostic devices offer relief from and improvement to such distressing disorders without drug related side effects or the ultimate need for surgery. The Company has received six patents on its devices. Furthermore, the Company has received FDA approval or clearance for marketing the Salitron (dry mouth), Cystotron (urinary incontinence), Anotron (fecal incontinence) and the BIDDS Glove (diagnostic tool).

         The Company's initial focus was on the marketing of the Salitron, a device which induces salivation in certain persons who otherwise do not salivate normally. Recently, Biosonics has decided to concentrate its resources on marketing the Cystotron device for urinary incontinence. In connection with this effort, Dr. Kristene Whitmore, Chief of Urology at Graduate Hospital in Philadelphia, has agreed to participate in market studies for the Cystotron device. These studies would be conducted at assisted living environments and retirement communities. There can be no assurances, however, that the Company will be able to conduct such studies due to its limited financial resources.

PRODUCTS

         The Company has developed various electrotherapeutic devices, six of which have been patented, and four of which have received FDA 510(k) clearance or PMA approval for marketing. The electrotherapeutic technology developed by the Company is based on the stimulation of nerves using the body's natural resources, to create a positive response in malfunctioning body organs and systems. All of the Company's developed devices are portable, battery-operated, non-surgical and non-invasive, and the Company believes that to date such devices have had no adverse side effect in any active user.

         Biosonics plans to engage an electrical/medical engineer during 1997, to negotiate with external manufacturing contractors for the manufacturing of the Salitron and Cystotron devices, as well as the BIDDS Glove, assuming the availability of funds for such a purpose. The manufacturing of these devices will be subject to regulatory requirements as outlined in "Governmental Regulation" herein and also to the availability of funds for such purposes. Biosonics warrants that its devices will be free from malfunction caused by manufacturing defects for 12 months from the date of purchase.

         SALITRON. This device induces salivation in certain persons who otherwise do not salivate normally. Lack of normal salivation can be caused by Sjogrens Syndrome (an autoimmune disease), other diseases, medication, radiation, surgery or aging. U.S. Patent No. 4,519,400, covering the method for stimulating salivation utilized by a prior concept for the Salitron System, was issued to Biosonics on May 28, 1985. Biosonics believes, although there is no assurance, that the current versions of the Salitron are protected by such patent. U.S. Patent No. 4,637,405, covering the apparatus utilizing that prior concept, was issued to Biosonics on January 20, 1987. Biosonics also was issued parallel patents by seven foreign countries, although such foreign patents have lapsed due to a lack of funds. FDA clearance for commercial sale was received through a PMA approval application process in May 1988 for use in treating patients with dry mouth secondary to Sjogrens Syndrome.

         In 1988, Biosonics commenced marketing the Salitron through five "Dry Mouth Centers" that were owned by independent third parties. Centers were opened in Philadelphia, Pennsylvania; North Miami Beach, Florida; Baltimore, Maryland; Fairfield, Connecticut; and Denver, Colorado, and a center controlled by Biosonics was opened in Milwaukee, Wisconsin. The independent dry mouth centers were granted the exclusive marketing and distribution rights in their respective territories. In 1990, however, as a result of the failure of the dry mouth centers to meet minimum purchase requirements, Biosonics decided to discontinue the centers.

         Biosonics has lacked the necessary funds to implement a marketing program for any of its devices. Biosonics' initial marketing efforts were for the Salitron and involved efforts to obtain Medicare reimbursement for the Salitron. On May 23, 1994, a proposed notice was published in the Federal Register by the HCFA that it intended to disapprove Biosonics' application for Medicare, although no final notice has yet been published. In 1996, Biosonics met with HCFA officials to urge a reevaluation of its intent to disapprove the Company's request for reimbursement approval. In February 1997, HCFA advised Biosonics that it had examined its previous position and concluded that absent additional information, Medicare reimbursement for the Salitron was not warranted under current law. As a result, the Company has engaged a Washington DC law firm to explore with HCFA the extent of additional information that HCFA will require. Approximately 35 private insurance carriers have reimbursed Biosonics for patients' use of the Salitron and Medicaid reimbursement approval has been obtained in four states. There is no assurance that such reimbursement will continue to be available or will be at price levels sufficient to realize an appropriate return to Biosonics. Further, Biosonics cannot predict the effect, if any, on the reimbursement from the private plans and Medicaid in the event that HCFA does publish a final notice of non-coverage of the Salitron system for Medicare purposes, and there is a risk that some or all of the Medicaid reimbursement could be discontinued in such event.

         Biosonics has been directing the marketing of the Salitron to rheumatologists, ear nose and throat specialists, and dentists. Under this program each physician and dentist is supplied with a Salitron, training materials along with a video, and asked to test their patients who suffer from dry mouth. This marketing effort was put on hold, however, because too many potential patients are Medicare age who cannot afford to purchase the Salitron without Medicare coverage.

         CYSTOTRON AND ANOTRON SYSTEMS. These devices counteract urinary (Cystotron) and fecal (Anotron) incontinence. The Cystotron and Anotron have been cleared for sale by the FDA under two separate 510(k) submissions. See "Governmental Regulation," below. Biosonics has received a patent covering the Cystotron and Anotron and the method of treatment of incontinence utilized by these devices (U.S. Patent No. 5,117,840).

         Assuming funds are available, the Company intends to commence a two-phase market study with respect to the Cystotron. This study will comprise of two phases, assuming funds are available. Phase one will primarily be directed at the retirement community. In 1996, Biosonics signed an agreement with Dr. Kristene Whitmore, Chief of Urology at Graduate Hospital in Philadelphia, who will act as Chief Investigator for phase one of the market study. Phase two will primarily be directed to those in the post-birth delivery age group. The purpose of this market study will be to confirm the safety and effectiveness of the Cystotron for advertising purposes and to promote recognition and acceptance in the medical community.

         BIDDS GLOVE. This diagnostic tool is a modified surgical grade latex glove on which is imprinted specialized electronic circuitry. The BIDDS Glove is intended to be utilized in connection with certain of Biosonics' therapeutic devices as a means of delivering or receiving electrical energy to or from the patient. The market for the BIDDS Glove is, therefore, largely co-extensive with the markets for the Company's other products. Biosonics was issued a United States patent (U.S. Patent No. 4,510,939) covering a prototype version of the BIDDS Glove on April 16, 1985 and was issued a United States patent (U.S. Patent No. 4,765,343) covering the current version of the BIDDS Glove on August 23, 1988. The modified version is referred to as the BIDDS Glove II. Although several foreign patents in favor of the BIDDS Glove were issued, Biosonics has allowed them to lapse due to lack of funds.

         Subject to the availability of funding, the Company intends to market the BIDDS Glove as a diagnostic tool for the physicians use in testing the patients. This test is designed to help the physician determine whether the patient has the ability respond positively to the Company's therapeutic devices, such as the Cystotron, Anotron and MEGS. The Company also intends to use the BIDDS Glove in the studies outlined above regarding the Cystotron and Anotron Systems.

         MEGS. The MEGS(TM) (Male Electronic Genital Stimulator) is a device designed to counteract male impotence. On September 24, 1985, Biosonics was issued a United States patent (U.S. Patent No. 4,542,753) covering the method and apparatus for stimulating erections utilized by the MEGS Stimulator. Although several foreign patents were obtained, Biosonics allowed them to lapse due to lack of funds. Biosonics has also received a patent (U.S. Patent No. 4,663,102) covering methods for making certain components of the MEGS Stimulator. Further clinical studies are necessary before this device can be submitted to the FDA for marketing clearance or approval.

         NASOTRON. The Nasotron(TM) is a self-contained non-surgical device intended to clear obstructed nasal-sinus passages, thereby countering pollen responses and other allergies and postnasal problems without the use of drugs. Biosonics has received United States Patent No. 4,590,942 with respect to the Nasotron. Although several foreign patents were obtained, these patents have lapsed due to lack of funds. Subject to the availability of additional funding, Biosonics plans to commence dosage studies for the Nasotron on patients to determine the optimal intensity and duration of the electronic impulse. After completion of the dosage study, assuming funds are available, it is intended that a double-blind clinical study performed under protocols acceptable to the FDA be conducted and submitted to the FDA for approval prior to the commercial sale of the Nasotron.

         OTHER DEVICES. In addition to the products outlined above, Biosonics has begun development or may in the future begin the development of other medical devices. Additional funds will be required to further the development, patent and submission for FDA approval of these devices. Biosonics is developing the Vagitron(TM), which is a device designed to stimulate vaginal secretions in women with vaginal secretory deficiencies and to aid normal sexual function. The Immunotron(TM) is a device designed to influence the cerebral nervous system to activate the body's immune system. Other devices in development stages are intended to reduce cancerous cells in certain tumors in conjunction with chemotherapy and a device intended to accelerate wound healing by stimulating cell migration.

         Biosonics believes that it will be required to raise substantial additional capital through the issuance of equity and/or debt securities in order to finance continuing research and development, regulatory approval, marketing, manufacturing and other activities related to the successful marketing and sale of the devices described above. There is no assurance that such additional financing will be available on terms acceptable to it in the future. No substantial development of any additional devices has occurred to date and there is no assurance that any such development will be commenced or, if commenced, will be successfully completed.

GOVERNMENTAL REGULATION

         Biosonics' products are subject to extensive government regulation in the United States and in other countries. In order to test, produce and market products for use in the treatment of humans, Biosonics must first comply with mandatory procedures and safety standards established by the FDA and comparable state and foreign regulatory agencies. The Food, Drug and Cosmetic Act (the "FDC Act") requires premarket clearance or premarket approval by the FDA prior to commercialization of medical devices. Pursuant to the FDC Act, the FDA regulates the manufacture, distribution and production of medical devices in the United States.

         Before a new device can be introduced into the market, the manufacturer generally must obtain FDA clearance through either a 510(k) premarket notification or a premarket approval application ("PMA"). A 510(k) clearance is only available for devices which are "substantially equivalent" to devices that have been previously approved by the FDA. The principal purpose of the 510(k) procedure is to avoid costly and time-consuming clinical tests of devices that have already been proven safe and effective by others. Applicants under the 510(k) procedure must prove that the device for which approval is sought is substantially equivalent to a device on the market prior to the Medical Device Amendments of 1976, or a device approved thereafter pursuant to the 510(k) procedure.

         A PMA must be filed if the proposed device does not satisfy the foregoing conditions relating to the 510(k) procedure. The PMA procedure is more complex, time-consuming and costly than the 510(k) procedure. In general, the PMA procedure requires extensive clinical testing to determine the safety, efficacy and potential hazards of the medical device. In order to obtain permission to conduct human clinical studies under the PMA procedure, the manufacturer is required to obtain an Investigational Device Exemption ("IDE") from the FDA. If the IDE application is approved, human clinical trials may begin at a specific number of investigational sites with a minimum specific number of patients, as approved by the FDA. The clinical trials must be conducted under the auspices of an independent Institutional Review Board ("IRB") established pursuant to FDA regulations. Upon the completion of all required testing under the IDE, substantial proof of safety and efficacy must be submitted to the FDA before the final PMA will be granted. The PMA process can be expensive, uncertain and lengthy, frequently requiring from one to several years from the date the PMA is accepted by the FDA. If granted, the PMA approval may include significant limitations on the indicated uses for which a product may be marketed and may require inspection of the manufacturing facility to ensure compliance with the FDA's requirements.

         Biosonics' clinical testing of its Salitron System was conducted pursuant to IDEs obtained through IRBs. In May 1988, Biosonics received FDA approval for the sale of the Salitron System. Biosonics received approval from the FDA in November 1986 to sell the Anotron and Cystotron Incontinence Control System under separate 510(k) notification submissions.

         Biosonics has not obtained 510(k) clearance or PMA for any of its other devices. Delays or the failure to receive such clearance or approval of such devices could have an adverse impact on Biosonics.

         Devices which have been developed by Biosonics, but which have not been approved for commercial distribution in the United States, may be exported if the FDA approves a request from Biosonics for permission for export. The FDA requires that Biosonics obtain approval from the foreign country to which the device will be exported and comply with the laws of the foreign country. Nonetheless, the FDA could still deny permission to export if it determines that export is contrary to public health and safety. Biosonics has not submitted such a request to the FDA for the export of its products, and no decision has yet been made whether it will do so in the near future.

         Biosonics is also required to register with the FDA as a device manufacturer. In addition, the Company is required to comply with the FDA's Good Manufacturing Practices regulations. The FDA has authority to conduct detailed inspections of manufacturing plants, to establish "good manufacturing practices" which must be followed in the manufacture of medical devices, to require periodic reporting of product defects to the FDA, to take regulatory actions against devices that are adulterated and/or misbranded, and to pursue actions in federal court against companies or individuals that violate the FDC Act. The medical device reporting regulations require the Company to provide information to the FDA whenever there is evidence to reasonably suggest that one of its devices may have caused or contributed to death or serious injury, or that there has occurred a malfunction that would be likely to cause or contribute to death or serious injury if the malfunction were to recur.

         The Safe Medical Device Act of 1990 (the "SMD Act") affects medical device manufacturers in several areas, including post-market surveillance and device tracking procedures. The SMD Act gives the FDA expanded emergency recall authority, requires the submission of a summary of the safety and effectiveness in the 510(k) process and adds design validation as a requirement of good manufacturing practices. The SMD Act also requires all manufacturers to conduct post-market surveillance on devices that potentially present a serious risk to human health, and requires manufacturers of certain devices to adopt device tracking methods to enable patients to receive required notices pertaining to such devices they receive. Management does not believe that the SMD Act will have a material impact on Biosonics or its operations.

         Federal law preempts states or their political subdivisions from regulating medical devices. Upon application, the FDA may permit state or local regulation of medical devices which is either more stringent than federal regulations or is required because of compelling local conditions. Biosonics does not anticipate that any state or local requirements which may be exempted from preemption will have a materially adverse effect on Biosonics financial condition or operations. However, there is no assurance that, in the future, state or local requirements may not have a substantial effect on Biosonics. If Biosonics seeks to market its devices outside of the United States, Biosonics may also be subject to regulation by foreign governments.

         Health care reform is an area of national attention. If reform measures are adopted, they could adversely affect the pricing of diagnostic and therapeutic devices in the United States or the amount of reimbursement available from third-party insurers. The impact of these measures upon Biosonics cannot be predicted.

THIRD PARTY REIMBURSEMENT

         The Company believes that the overall escalating cost of medical products and services has led and will continue to lead to increased pressures upon the health care industry to reduce the cost of certain products and services, which may include those of the Company. These cost pressures are leading to increased emphasis on the price and cost-effectiveness of any treatment regimen and medical device. In addition, third party payors, such as governmental programs, private insurance plans and managed care plans that are billed by hospitals for such health care services, are increasingly negotiating the prices charged for medical products and services and may deny reimbursement if they determine that a device was not used in accordance with cost-effective treatment methods as determined by the payor, was experimental or was used for an unapproved indication.

         As stated previously, on May 23, 1994, a proposed Notice was published in the Federal Register by HCFA that it intended to disapprove Biosonics' application for Medicare, although no final notice has yet been published. In 1996, Biosonics met with HCFA officials to urge a reevaluation of its intent to disapprove the Company's request for reimbursement approval. In February 1997, HCFA advised Biosonics that it had examined its previous position and concluded that absent additional information, Medicare reimbursement for the Salitron was not warranted under current law. As a result, the Company has engaged a Washington DC law firm to explore with HCFA the extent of additional information that HCFA will require. Approximately 35 private carriers have reimbursed Biosonics for patients' use of the Salitron System and Medicaid reimbursement approval has been obtained in four states. There is no assurance that such reimbursement will continue to be available or will be at price levels sufficient to realize an appropriate return to Biosonics. Further, Biosonics cannot predict the effect, if any, on the reimbursement from the private plans and Medicaid in the event that HCFA does publish a final notice of non-coverage of the Salitron system for Medicare purposes, and there is a risk that some or all of the Medicaid reimbursement could be discontinued in such event.

COMPETITION

         Biosonics is unaware of any other company which is currently developing devices similar to the Salitron System, although there are other companies engaged in research and development using electrotherapeutic devices. The Company is aware of at least three companies that have developed products similar to the Company's products, including one company that has developed a product similar to the Cystotron Incontinence System. Biosonics is not aware of any device that would be in direct competition to the BIDDS Glove. It is possible that the Company's products could be rendered obsolete or uneconomical by technological advances by one or more of the Company's future competitors. There are other companies engaged in research and development in the medical field, many of which are well established and have greater financial and marketing resources then the Company. One or more companies might develop products that address the same or similar medical problems as those being developed by Biosonics, and be in the position to market them more successfully than Biosonics.

EMPLOYEES

         As of June 30, 1997, Biosonics had seven employees, of which five are full-time and two are part-time.

PRODUCTS LIABILITY AND INSURANCE

         Since Biosonics' devices are intended for use in the treatment of human diseases and conditions, Biosonics faces an inherent risk of exposure to product liability claims in the event that the use of its devices results in unanticipated personal injury. Although Biosonics carries products liability insurance, there can be no assurance that it will be able to maintain such insurance with the limits of liability necessary and at premiums that are acceptable to it, that such coverage will be available on commercially reasonable terms, if at all, or that liability will not exceed the insured amount. At the present time, the Company's products liability coverage is $1,000,000 per occurrence with a $5,000 deductible. If a substantial claim for damages were to arise at a time when Biosonics did not have adequate insurance or its coverage was insufficient to cover the claim, payment of such a claim would have a material adverse impact on the financial condition of Biosonics and on its ability to continue its business activities. In addition, the legal fees and related costs of defending or settling a products liability action and the negative publicity likely to arise therefrom would likely have a material adverse impact on Biosonics, even if it ultimately prevailed in any such action.

SALITRON MEDICAL ADVISORY BOARD

         Biosonics Salitron Medical Advisory Board (the "Advisory Board") consists of individuals with expertise in the field related to Sjogrens Syndrome. It is anticipated that the Advisory Board will consult informally with Biosonics on an as-needed basis. Biosonics agreed to pay the Chairman of the Advisory Board $25,000 for his first year of service and grant him 100,000 shares of Common Stock. The other members of the Advisory Board will each receive 50,000 shares of Common Stock. The issuance of the shares is conditioned upon the Advisory Board member serving for a minimum of two years. Except for Elaine Harris, who is the founder of the Sjogrens Syndrome Foundation, all of the members of the Advisory Board are employed by or retired from academic institutions or are practicing physicians. Each member has other commitments to other entities that may limit his or her availability to Biosonics. Members of the Advisory Board are not expected to devote more than a small portion of their time to Biosonics.

         Although the Advisory Board did not formally meet in 1996, its members assisted the Company in 1996 in the form of interviews published in various magazine articles and broadcast radio shows regarding the Salitron System.

         The names of the persons serving on the Advisory Board and their respective institutional affiliation or former affiliation or occupation are as follows:

               NAME                                  INSTITUTIONAL AFFILIATION OR OCCUPATION
               ----                                  ---------------------------------------
Norman Talal, M.D.                                   Retired, The University of Texas

Norman Gaylis, M.D.                                  Rheumatologist, Private Practice

Jonathan Ferguson, M.D.                              Rheumatologist, Private Practice

Elaine Harris                                        Founder, Sjogrens Syndrome Foundation

James Quinn, D.D.S.                                  Retired, Louisiana State University, School of Dentistry

PROPERTIES OF THE COMPANY

         Biosonics leases approximately 2,500 square feet of office space in Fort Washington, Pennsylvania pursuant to a lease that terminates in September 1998. Lease payments are currently $3,336 per month.

RELATIONSHIP WITH GROWTH FUND PARTNERSHIP, INC.

         On June 1, 1997, Biosonics entered into an agreement with Growth Fund, a Florida privately held corporation engaged in the business of accumulating assets. According to the financial statements provided to Biosonics by Growth Fund, which have not been independently verified by Biosonics, Growth Fund had a book value as of December 31, 1996 of approximately $2.6 billion, consisting primarily of mining interests, undeveloped land in the United States and South America and an interest in a financial services company. Biosonics has agreed to assist Growth Fund in creating a new company for which Biosonics will receive 10% of the stock of the new company and Biosonics shareholders will receive an aggregate of 10% of the stock of the new company. It is anticipated that the new company will own all of the assets formerly owned by Growth Fund and will apply to have the stock quoted for trading on the Nasdaq market. The final structure of the transaction and the completion of the transaction is conditioned upon, and is subject to further modification based upon, legal, accounting and regulatory review. There can be no assurance that the transaction will ever be completed, that Biosonics' shareholders will ever receive any stock or interest in the assets of the new company or Growth Fund or that there will ever be a public market for the shares of stock in the new company that may be received by Biosonics' shareholders, and substantial costs may be incurred by the Company whether or not the transaction is completed. See "Risk Factors."


                                LEGAL PROCEEDINGS

         The Company is not a party to any material pending legal proceedings.


                                   MANAGEMENT

SOLE OFFICER AND DIRECTOR

         Jack Paller, age 69, is currently the sole officer and director of the Company. Mr. Paller has been Treasurer and a director of the Company since its inception in 1980. In January 1987, he became Chairman and Chief Executive Officer of Biosonics. He also served as President of the Company from its inception until January 1987, from October 1987 to December 1987 and since May 1990 to the present. Currently, Mr. Paller also serves as President and a director of IMRCH and serves as President, Treasurer and director of IMRC, the sole shareholder of IMRCH.

MANAGEMENT COMPENSATION

                           SUMMARY COMPENSATION TABLE

Name and                                                          Annual Compensation
Principal Position                          Year            Salary ($) (1)          Bonus (1)
------------------                          ----            --------------          ---------
Jack Paller,                                1996                  $103,000             --
Chairman, President,                        1995                   103,000             --
Treasurer and Secretary                     1994                   103,000             --

------------------------------

(1) Mr. Paller, the Company's sole director and executive officer, has deferred the receipt of his salary every year from the year ended December 31, 1990 through December 31, 1996, and Mr. Paller did not receive or defer any other benefits or compensation for serving as an executive officer of Biosonics during those years. In his capacity as an executive officer of IMRC, Mr. Paller deferred his salary from IMRC for the years ended December 31, 1989 through 1996, including $42,000 of deferred salary per year for the years ended December 31, 1994, 1995 and 1996.

         Since 1990, Directors have received no fees for their services in that capacity. See "Biosonics - Salitron Medical Advisory Board."

                              CERTAIN TRANSACTIONS

         During 1989, Mr. Paller and his late spouse loaned $250,000 to Biosonics at an interest rate of 1 1/2 % over the prime rate charged by CoreStates Bank, not to exceed an annual rate of 18%. The loan is payable on demand and is secured by all of Biosonics' assets. During 1989, 1,250 shares of Biosonics' Series B Preferred Stock were issued to Mr. Paller and his spouse in satisfaction of the principal amount of $125,000 of their loan. During 1991, Mr. Paller loaned Biosonics an additional $10,000. The highest principal amount outstanding under these loans during 1996 was $135,000. Mr. Paller has also loaned $11,000 to IMRC. During 1996, Mr. Paller converted his shares of Series B Preferred Stock to Biosonics Common Stock, and loan payments were made to Mr. Paller which reduced the total outstanding principal balance to $115,000.

         The Company also issued 15,368,820 shares of Common Stock to approximately 25 individuals in conversion of loans during 1996. These loans were originally obligations of IMRC, which then loaned the money to the Company to use for working capital. None of the individuals making the loans were officers, directors or affiliates of the Company. The terms of the loans allowed the loans to be converted into Common Stock of Biosonics held by IMRCH. In consideration of the Company's assuming the obligations under the loans, including the obligation to issue stock upon conversion of the loans, IMRCH, transferred to the Company 15,368,820 shares of Biosonics Common Stock owned by IMRCH and canceled the indebtedness from the Company to IMRC.


                BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

         The following table lists the number of shares of the Company's Common Stock beneficially owned as of June 30, 1997 by all persons known to the Company to be beneficial owners of more than 5% of the Company's Common Stock and by the sole director and officer of Biosonics and the percentage of all outstanding shares held by such person:


                                                                     Number of Shares             Percent
                                                                   Beneficially Owned             Beneficially Owned
                                                                   ------------------             ------------------
Name of Beneficial Owner
------------------------
Jack Paller......................................                          11,467,300                 4.0%
260 New York Drive
Fort Washington, Pennsylvania  19034
IMRC Holdings, Inc.(1)...........................                         110,138,930                38.3%
106 Quigley Boulevard
New Castle, Delaware  19720

----------------------------------

(1) IMRC Holdings, Inc. is a wholly owned subsidiary of IMRC. As of June 30, 1997 Jack Paller owned 40.2% of the outstanding shares of IMRC.

         All of the shares of common stock of Biosonics owned by IMRCH and Jack Paller are subject to a securities restriction agreement which prevents any sales by them of the Common Stock of Biosonics at less than $.05 per share.



                     DESCRIPTION OF THE COMPANY'S SECURITIES

COMMON STOCK OF THE COMPANY

         The authorized capital stock consists of 750,000,000 shares of Common Stock, $.0001 par value, and 10,000,000 shares of Preferred Stock, par value $1.00 per share. As of June 30, 1997, 306,364,536 shares of Common Stock held by approximately 5,700 holders of record were issued and outstanding and no shares of Preferred Stock were issued and outstanding. The transfer agent for the Company's Common Stock is American Stock Transfer & Trust Co., 99 Wall Street, New York, New York.

         Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders of the Company, including the election of directors. The holders of Common Stock do not have cumulative voting rights or preemptive rights. Dividends may be paid to holders of Common Stock when and if declared by the Board of Directors from funds legally available for dividends. The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

         Of the 10,000,000 shares of Preferred Stock authorized, (i) 1,000 shares of Series A Preferred Stock were authorized, all of which were previously issued and subsequently converted into Common Stock, (ii) 10,000 shares of Series B Preferred Stock were authorized, of which 3,250 shares were previously issued and subsequently converted into Common Stock; and (iii) 10,000 shares of Series D Preferred Stock were authorized, of which 8,050 shares were previously issued and subsequently converted into Common Stock. Although authorized but unissued shares of Series A, Series B, Series C and Series D remain designated under the Company's Articles of Incorporation, no shares of Preferred Stock are currently outstanding, and the Company has no current plans to issue more shares of Series A, Series B, Series C and Series D Preferred Stock. The Board of Directors, however, has the authority to issue 9,979,000 shares of the Company's Preferred Stock in one or more series and to determine the designations, relative rights, preferences and limitations of each series, without obtaining approval of the Company's shareholders.

         The issuance of Preferred Stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, deny shareholders the receipt of a premium on their shares of capital stock and have a dilutive effect on the market price thereof. Management of the Company is not aware of any such threatened transactions to obtain control of the Company.

OUTSTANDING STOCK OPTIONS

         As of June 30, 1997, the Company had outstanding (i) options to purchase an aggregate of 5,000,000 shares of Common Stock at an exercise price of $.01 per share granted to one non-employee, (ii) options to purchase an aggregate of 5,000,000 shares of Common Stock at an exercise price of $.02 per share granted to two non-employees and (iii) an option to purchase 250,000 shares of Common Stock at a purchase price of $.05 per share granted to one employee. The transfer of the shares issuable upon exercise of the options will be subject to the registration requirements of the Act or an exemption from such requirements such as Rule 144 under the Act.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Of the 306,364,536 shares of the Company's Common Stock outstanding as of June 30, 1997, approximately 133,183,886 shares, including shares eligible to be sold under Rule 144(k) under the Act, are freely tradeable without restriction or further registration under the Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Act. The approximately 173,180,650 remaining shares are Restricted Shares. Of these Restricted Shares, 121,706,230 Restricted Shares are currently eligible to be sold publicly in accordance with Rule 144 under the Act. Of the remaining 51,474,420 Restricted Shares, 51,074,420 Restricted Shares will become eligible for public sale following the effectiveness of this Registration Statement, 100,000 Restricted Shares will become eligible for sale in September 1997, and 300,000 Restricted Shares will become eligible for sale in March 1998. Unaffiliated shareholders may, as a general rule, sell their unregistered Common Stock under Rule 144 without limitation on volume after holding such stock for two years under Rule 144(k). IMRCH and Mr. Paller currently own in the aggregate approximately 121,606,230 Restricted Shares that have not been registered under the Act. The Restricted Shares held by IMRCH and Mr. Paller are subject to a Securities Restriction Agreement with the Pennsylvania Securities Commission, which prevents any sales of the Company's Common Stock by either of them at a price of less than $.05 per share. All of the stock subject to the Securities Restriction Agreement has been held for more than one year and, therefore, except as restricted by the Securities Restriction Agreement, may be sold without registration, subject to the volume, current public information and other limitations of Rule 144 under the Act. The Company is unable to estimate the number of Restricted Shares that will be sold under Rule 144 since this will depend in part on the market price of the Common Stock, the personal circumstances of the sellers and other factors. Sales of substantial amounts of the currently unregistered shares could adversely affect the market value of the Company's Common Stock.

         As of June 30, 1997, the Company had outstanding options to purchase 5,000,000 shares of Common Stock at per share exercise price of $.01, options to purchase 5,000,000 shares of Common Stock at a per share exercise price of $.02 and an option to purchase 250,000 shares of Common Stock at a per share exercise price of $.05. The shares subject to these options, if exercised, would be restricted from resale unless registered under the Act or unless sold under an exemption from the registration requirements of the Act, such as Rule 144.


             DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         As permitted by the provisions for indemnification of directors and officers in the Pennsylvania Business Corporation Law, the Company's Bylaws provide for indemnification of directors and officers for all expenses, liability and loss (including attorneys' fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such persons in legal proceedings unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Such right to indemnification includes the right to have expenses incurred by an indemnitee is defending any proceeding paid by the Company in advance of final disposition thereof, provided that the indemnitee must provide an understanding to repay all amounts advanced without interest if it is ultimately determined that such person is not entitled to indemnification under the Bylaws or otherwise. The Bylaws of the Company also avail directors of the Pennsylvania law limiting directors' liability for money damages except in those cases where they have breached their fiduciary duty and such breach constitutes self-dealing, willful misconduct or recklessness.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

         The validity of the issuance of the Shares to be sold by the Selling Shareholders hereunder has been passed upon for the Company by Mark S. Haltzman & Associates. Mark S. Haltzman & Associates has performed legal services for the Company since 1993. In 1997, Mr. Haltzman was granted an option to purchase 500,000 shares of Common Stock at a purchase price of $.05 per share. This option has been exercised and the shares purchased under the option are registered for sale under this Prospectus.


                                     EXPERTS

         The balance sheets of the Company as of December 31, 1996 and 1995 and the related statements of operations, changes in shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996 appearing in this Prospectus and in the Registration Statement have been audited by Morris J. Cohen & Co., P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

BIOSONICS, INC.
(A Development Stage Enterprise)
CONTENTS
December 31, 1996, 1995 and 1994

                                                                                        Page Number
                                                                                        -----------
Auditors' Report                                                                        F-1 & F-2

Financial Statements:

         Balance Sheets (Restated) at December 31, 1996 and 1995                        F-3 & F-4

         Statements of Operations (Restated) for Each of the Three Years in the
           Period Ended December 31, 1996 and the Period from November 13, 1980
           (Inception) to December 31, 1996                                             F-5

         Statements of Changes in Shareholders' Equity (Deficiency) (Restated)
           for the Period from November 13, 1980 (Inception) to
           December 31, 1996                                                            F-6 through F-13

         Statements of Cash Flows (Restated) for Each of the Three Years in the
           Period Ended December 31, 1996 and the Period from November 13, 1980
           (Inception) to December 31, 1996                                             F-14 & F-15

         Notes to Financial Statements                                                  F-16 through F-29

         Balance Sheets at June 30, 1997 (Unaudited) and
           December 31, 1996                                                            F-30

         Statement of Loss for the Three and Six Months Ended June 30, 1997 and
          1996 and the Period from November 13, 1980 (Inception) to June 30,
          1997
          (unaudited)                                                                   F-31

         Statements of Deficit Accumulated for the Six Months Ended June 30,
          1997 and 1996 and the Period from November 13, 1980 (Inception) to
          June 30, 1997
          (unaudited)                                                                   F-32

         Statements of Cash Flows for the Six Months ended June 30, 1997 and
          1996 and for the Period from November 13, 1980 (Inception) to June 30,
          1997
          (unaudited)                                                                   F-33 & F-34

         Statements of Changes in Shareholders' Equity
          (Deficiency)-Paid-in-Capital November 30, 1980 (Inception) to June 30,
          1997
          (unaudited)                                                                   F-35 through F-38

         Notes to Unaudited Financial Statements                                        F-39

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Biosonics, Inc.
(A Development Stage Enterprise)


         We have audited the accompanying balance sheets of Biosonics, Inc. (a development stage enterprise) as of December 31, 1996 and 1995, and the related statements of operations, changes in shareholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1996. Such financial statements have been restated as described in Note 3 to the financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Biosonics, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered recurring losses from operations and has a net shareholders' deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         As discussed in Note 3 to the financial statements, certain errors resulting from the Company's not recording stock options issued in 1996 and 1995 were subsequently discovered by management. Accordingly, the Company has restated its 1996 and 1995 financial statements to conform with generally accepted accounting principles.

         Also, in our opinion, the amounts shown in the statements of operations and cash flows under the caption "Period from November 13, 1980 (Inception) to December 31, 1996" have been properly compiled from the financial statements for the period November 13, 1980 (Inception) to December 31, 1980 and for each of the sixteen years in the period ended December 31, 1996.





                                             MORRIS J. COHEN & CO., P.C.


February 21, 1997
(except for Notes 3 and 10, as to which
 the date is July 18, 1997)

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                            BALANCE SHEETS (RESTATED)
                           December 31, 1996 and 1995

                                     ASSETS


                                                1996             1995
                                                ----             ----
Current assets
  Cash                                        $   260          $    260
  Accounts receivable (net of
   allowance for doubtful
   accounts of $2,000 in 1996
   and $6,000 in 1995)                          8,196            21,013
  Inventories                                  64,271            70,084
  Prepaid expenses and other
   current assets                                  25             8,851
                                              -------          --------

       Total current assets                    72,752           100,208


Equipment, furniture and leaseholds,
  net of accumulated depreciation
  and amortization                             15,007            25,011


Deposits                                        8,431             8,431
                                              -------          --------


       Total assets                           $96,190          $133,650
                                              =======          ========

The accompanying notes are an integral part of these financial statements.

                    LIABILITIES AND SHAREHOLDERS' DEFICIENCY


                                                                  1996                    1995
                                                                  ----                    ----
Current liabilities
  Notes payable                                                $    288,000           $    660,444
  Accounts payable and accrued
   expenses                                                       1,707,779              1,691,647
  Payments received for unissued
   debentures                                                       187,000                187,000
  Payments received for unissued
   securities                                                        40,000                271,000
                                                               ------------           ------------

       Total current liabilities                                  2,222,779              2,810,091
                                                               ------------           ------------

Commitments and contingencies (Note 12)

Shareholders' deficiency
  Preferred stock - authorized
   10,000,000 shares (inclusive
   of Series A, B, C and D) at
   $1 par value
  Series A, authorized 1,000 shares,
   issued and outstanding 1,000 shares
   in 1995                                                                                   1,000
  Series B, authorized 10,000 shares,
   issued and outstanding 3,250
   shares in 1995                                                                            3,250
  Series D, authorized 10,000 shares
   in 1996, 5,000 shares in 1995,
   issued and outstanding 3,000 shares
   in 1995                                                                                   3,000
  Common stock - $.0001 par value;
   authorized 750,000,000 shares in 1996, 250,000,000
   shares in 1995, issued and outstanding 287,863,936
   shares in 1996, 243,333,936 shares in 1995                        28,787                 24,333
  Capital in excess of par value                                 11,763,002             10,432,957
  Deficit accumulated during
   development stage                                            (13,918,378)           (13,140,981)
                                                               ------------           ------------

       Shareholders' deficiency                                  (2,126,589)           ( 2,676,441)
                                                               ------------           ------------

       Total liabilities and
        shareholders' deficiency                               $     96,190           $    133,650
                                                               ============           ============

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                       STATEMENTS OF OPERATIONS (RESTATED)



                                                                                              Period from
                                                                                              November 13,
                                                                                                 1980
                                                                                              (Inception)
                                                                                                  to
                                                 Year Ended December 31,                      December 31,
                                    --------------------------------------------
                                    1996                1995                1994                  1996
                                    ----                ----                ----                  ----
Development stage
 expenses
  Research and develop-
   ment costs                    $  21,500           $  20,117           $   5,160           $  4,166,053

  Professional fees                130,050              54,697              83,451              2,752,487

  Other development
   stage expenses                  636,488             560,476             338,102              8,165,558
                                 ---------           ---------           ---------           ------------

    Total development
     stage expenses                788,038             635,290             426,713             15,084,098

Less - Revenue from
 cost recovery program                                                                            118,082
                                 ---------           ---------           ---------           ------------

Net development
 stage expenses                    788,038             635,290             426,713             14,966,016
                                 ---------           ---------           ---------           ------------

Sales                               40,774              62,506              21,939                837,377

Cost of sales                       30,208              41,980              17,817                544,985
                                 ---------           ---------           ---------           ------------

Gross profit                        10,566              20,526               4,122                292,392
                                 ---------           ---------           ---------           ------------

Other income
  Investment and
   other income                         75               5,279                                    727,626
  Management fees                   20,000
  Gain on sale of
   equipment                                                                                        7,620
                                 ---------           ---------           ---------           ------------

                                        75               5,279                                    755,246
                                 ---------           ---------           ---------           ------------

Net loss                         ($777,397)          ($609,485)          ($422,591)          ($13,918,378)
                                 =========           =========           =========           ============

Loss per common
 share                           ($   .003)          ($   .002)          ($   .002)          ($      .056)
                                 =========           =========           =========           ============

The accompanying notes are an integral part of these financial statements.

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                     STATEMENTS OF CHANGES IN SHAREHOLDERS'
                          EQUITY (DEFICIENCY)(RESTATED)
         Period from November 13, 1980 (Inception) to December 31, 1996



                                                       Common Stock
                                                   Shares          Amount
                                                   ------          ------
Capital subscriptions received
Net loss for the period from
 November 13, 1980 (Inception) to
 December 31, 1980

Balance, December 31, 1980

Common stock issued January 1981
 ($.0001 per share)                              125,010,000       $12,501
Common stock issued January 1981
 ($.0001 per share)                               24,990,000         2,499
Common stock issued January 1981
 ($.025 per share)                                 4,400,000           440
Common stock issued January 1981
 ($.025 per share)                                   200,000            20
Common stock issued March 1981
 ($.025 per share)                                   200,000            20
Common stock issued October 1981
 ($.05 per share)                                 20,000,000         2,000
Offering expenses
Warrants to purchase 1,000,000
 shares of common stock at $.06
 per share issued October 1981
 ($.0001 per share)
Net loss for the year ended
 December 31, 1981
                                                 -----------       -------

Balance, December 31, 1981                       174,800,000        17,480

Common stock issued November 1982
 ($.40 per share)                                     20,000             2
Common stock issued November 1982
 ($.20 per share)                                     97,500            10
Common stock issued pursuant to
 exercise of warrants December
 1982 ($.06 per share)                             1,000,000           100
Adjustment of offering expenses
Net loss for the year ended
 December 31, 1982
                                                 -----------       -------

Balance, December 31, 1982                       175,917,500        17,592

Preferred Stock                                          Deficit                 Shareholders'
Series A, B and D         Capital in Excess         Accumulated During              Equity
Shares    Amount            of Par Value            Development Stage            (Deficiency)
------    ------            ------------            -----------------            ------------
                             $   65,000                                           $   65,000


                                                      ($       50)               (        50)
                             ----------                ----------                 ----------

                                 65,000               (        50)                    64,950


                                                                                      12,501 (1)

                                      1                                                2,500 (3)

                                 44,560                                               45,000 (3)

                                  4,980                                                5,000 (2)

                                  4,980                                                5,000 (2)

                                998,000                                            1,000,000 (3)
                            (   277,766)                                         (   277,766)



                                    100                                                  100

                                                      (   150,446)               (   150,446)
                             ----------                ----------                 ----------

                                839,855               (   150,496)                   706,839


                                  7,998                                                8,000 (2)

                                 19,490                                               19,500 (2)


                                 59,900                                               60,000 (3)
                                  1,500                                                1,500

                                                      (   428,634)               (   428,634)
                             ----------                ----------                 ----------

                                928,743               (   579,130)                   367,205

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                     STATEMENTS OF CHANGES IN SHAREHOLDERS'
                    EQUITY (DEFICIENCY)(RESTATED)(Continued)
         Period from November 13, 1980 (Inception) to December 31, 1996

                                                            Common Stock
                                                      Shares            Amount
                                                      ------            ------
Balance forward at December 31, 1982                175,917,500         17,592

Common stock issued January 1983
 ($.20 per share)                                        22,500              2
Common stock issued March 1983
 ($.020 per share)                                       30,000              3
Common stock issued pursuant to
 exercise of stock options April
 1983 ($.235 to $.305 per share)                        100,000             10
Common stock issued June 1983
 ($.50 per share)                                        20,000              2
Common stock issued November 1983
 ($.50 per share)                                     6,500,000            650
Offering expenses
Common stock issued December 1983
 ($.50 per share)                                       800,000             80
Net loss for the year ended
 December 31, 1983
                                                    -----------          ------

Balance, December 31, 1983                          183,390,000         18,339

Common stock issued pursuant to
 exercise of Series A warrants
 March 1984 to December 1984 ($.50
 per share)                                               5,948               1
Common stock issued pursuant to
 exercise of Series B warrants
 March 1984 to October 1984 ($1.00
 per share)                                                 390
Common stock issued May 1984 to
 December 1984 ($.25 per share)                          76,500               8
Common stock issued May 1984 and
 September 1984 ($.375 per share)                         3,000
Common stock issued December 1984
 ($.20 per share)                                       350,000              35
Adjustment of offering expenses
Net loss for the year ended
 December 31, 1984
                                                    -----------          ------

Balance, December 31, 1984                          183,825,838          18,383

Preferred Stock                                           Deficit                Shareholders'
Series A, B and D         Capital in Excess          Accumulated During             Equity
Shares    Amount            of Par Value             Development Stage           (Deficiency)
------    ------            ------------             -----------------           ------------
                                928,743                (   579,130)                  367,205


                                  4,498                                                4,500 (2)

                                  5,997                                                6,000 (2)


                                 28,740                                               28,750 (4)

                                  9,998                                               10,000 (2)

                              3,249,350                                            3,250,000 (3)
                            (    94,685)                                         (    94,685)

                                399,920                                              400,000 (3)

                                                       (   702,429)              (   702,429)
                             ----------                 ----------                ----------

                              4,532,561                ( 1,281,559)                3,269,341




                                 2,973                                                 2,974 (3)



                                   390                                                   390 (3)

                                19,117                                                19,125 (2)

                                 1,125                                                 1,125 (2)

                                69,965                                                70,000 (2)
                           (     8,129)                                          (     8,129)

                                                       ( 1,071,417)              ( 1,071,417)
                            ----------                  ----------                ----------

                             4,618,002                 ( 2,352,976)                2,283,409

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                     STATEMENTS OF CHANGES IN SHAREHOLDERS'
                    EQUITY (DEFICIENCY)(RESTATED)(Continued)
         Period from November 13, 1980 (Inception) to December 31, 1996


                                                          Common Stock
                                                      Shares           Amount
                                                      ------           ------
Balance forward at December 31, 1984               183,825,838         18,383

Common stock issued January 1985 to
 October 1985 ($.28 per share)                          26,500              3
Common stock issued March 1985 ($.34
 per share)                                              5,000
Common stock issued March 1985 ($.25
 per share)                                             20,000              2
Common stock issued pursuant to exercise
 of Series A ($.50 per share) and
 Series B ($1.00 per share) warrants                       550
Common stock issued August 1985
 ($.375 per share)                                       2,000
Common stock issued November 1985
 ($.156 per share)                                       7,500              1
Net loss for the year ended
 December 31, 1985
                                                   -----------         ------

Balance, December 31, 1985                         183,887,388         18,389

Common stock issued January 1986 to
 October 1986 ($.19 per share)                          85,000             8
Common stock issued February 1986
 ($.28 per share)                                       11,650             1
Common stock issued March 1986 ($.22
 per share)                                            100,000            10
Common stock issued March 1986 ($.18
 per share)                                         10,665,000         1,067
Offering expense
Common stock issued April 1986 to
 September 1986 ($.16 per share)                       202,000            20
Common stock issued November 1986 and
 December 1986 ($.31 per share)                         70,000             7
Common stock issued pursuant to
 exercise of Series A ($.50 per
 share) and Series B ($1.00 per
 share) warrants                                         6,882             1
Common stock issued pursuant to
 exercise of Series A and Series B
 ($.20 per share) warrants                             134,855            13
Net loss for the year ended
 December 31, 1986
                                                   -----------         ------

Balance, December 31, 1986                         195,162,775        19,516

Preferred Stock                                            Deficit               Shareholders'
Series A, B and D          Capital in Excess          Accumulated During            Equity
Shares    Amount             of Par Value             Development Stage          (Deficiency)
------    ------             ------------             -----------------          ------------
                              4,618,002                 ( 2,352,976)               2,283,409


                                  7,450                                                7,453 (2)

                                  1,719                                                1,719 (2)

                                  4,998                                                5,000 (2)


                                    300                                                  300 (3)

                                    750                                                  750 (2)

                                  1,171                                                1,172

                                                        ( 1,649,361)             ( 1,649,361)
                             ----------                  ----------               ----------

                              4,634,390                 ( 4,002,337)                 650,442


                                  15,929                                              15,937 (2)

                                   3,244                                               3,245 (2)

                                  21,865                                              21,875 (2)

                               1,928,670                                           1,929,737 (5)
                             (    94,415)                                        (    94,415)

                                  31,542                                              31,562 (2)

                                  21,868                                              21,875 (2)



                                   3,472                                               3,473 (3)


                                  26,958                                              26,971 (3)

                                                        ( 1,790,003)             ( 1,790,003)
                              ----------                 ----------               ----------

                               6,593,523                ( 5,792,340)                 820,699

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                     STATEMENTS OF CHANGES IN SHAREHOLDERS'
                    EQUITY (DEFICIENCY)(RESTATED)(Continued)
         Period from November 13, 1980 (Inception) to December 31, 1996


                                                           Common Stock
                                                      Shares           Amount
Balance forward at December 31, 1986               195,162,775         19,516

Common stock issued January 1987
 ($.33 per share)                                      263,430             26
Common stock issued May and June 1987
 ($.25 per share)                                      145,500             14
Common stock issued July 1987
 ($.14 per share)                                        7,000              1
Common stock issued August 1987
 ($.24 per share)                                       67,180              7
Common stock issued October 1987
 ($.31 per share)                                       15,000              2
Common stock issued October 1987
 ($.20 per share)                                      240,000             24
Common stock issued December 1987
 ($.22 per share)                                      100,000             10
Common stock issued pursuant to
 exercise of Series A and Series B
 warrants ($.20 per share)                           7,613,551            761
Net loss for the year ended
 December 31, 1987
                                                   -----------         ------

Balance, December 31, 1987                         203,614,436         20,361

Common stock issued January 1988
 ($.25 per share)                                      125,000             12
Common stock issued January 1988
 ($.22 per share)                                        2,500              1
Common stock issued March 1988
 ($.20 per share)                                       10,000              1
Common stock issued March 1988
 ($.25 per share)                                      100,000             10
Common stock issued June 1988
 ($.20 per share)                                    4,227,000            423
Common stock issued September 1988
 ($.16 per share)                                       25,000              2
Common stock issued December 1988
 ($.01 per share)                                       11,000              1
Preferred stock-Series A issued
 December 1988 ($100.00 per share)
Net loss for the year ended
 December 31, 1988
                                                   -----------         ------

Balance, December 31, 1988                         208,114,936         20,811

Preferred Stock                                          Deficit               Shareholders'
Series A, B and D         Capital in Excess         Accumulated During            Equity
Shares    Amount            of Par Value            Development Stage          (Deficiency)
                              6,593,523               (  5,792,340)                820,699


                                 87,657                                             87,683 (4)

                                 36,723                                             36,737 (4)

                                    999                                              1,000 (3)

                                 16,163                                             16,170 (4)

                                  4,686                                              4,688 (4)

                                 47,976                                             48,000 (3)

                                 21,865                                             21,875 (4)


                              1,521,949                                          1,522,710 (3)

                                                      (  1,655,959)            ( 1,655,959)
                            -----------                -----------              ----------

                              8,331,541               (  7,448,299)                903,603


                                 31,238                                             31,250 (2)

                                    546                                                547 (2)

                                  1,999                                              2,000 (3)

                                 24,990                                             25,000 (3)

                                844,977                                            845,400 (3)

                                  3,904                                              3,906 (2)

                                    142                                                143 (2)

1,000   $1,000                   99,000                                            100,000 (3)

                                                      (  1,372,913)            ( 1,372,913)
-----   ------              -----------                -----------              ----------

1,000    1,000                9,338,337               (  8,821,212)                538,936

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                     STATEMENTS OF CHANGES IN SHAREHOLDERS'
                    EQUITY (DEFICIENCY)(RESTATED)(Continued)
         Period from November 13, 1980 (Inception) to December 31, 1996


                                                              Common Stock
                                                          Shares          Amount
                                                          ------          ------
Balance forward December 31, 1988                      208,114,936        20,811

Common stock issued March 1989 and
 May 1989 ($.08 per share)                                 500,000            50
Common stock issued May 1989 ($.09
 per share)                                                  3,000
Preferred stock-Series B issued
 June 1989 and September 1989
 ($100.00 per share)
Net loss for the year ended
 December 31, 1989
                                                       -----------        ------

Balance, December 31, 1989                             208,617,936        20,861

Common stock issued January 1990
 ($.01 per share)                                           25,000             3
Common stock issued July 1990
 ($.01 per share)                                       20,311,000         2,031
Common stock issued December 1990
 ($.01 per share)                                       10,500,000         1,050
Net loss for the year ended
 December 31, 1990
                                                       -----------        ------

Balance, December 31, 1990                             239,453,936        23,945

Common stock issued January 1991
 ($.01 per share)                                        1,200,000           120
Common stock issued January 1991
 ($.0625 per share)                                         48,000             5
Common stock issued April 1991
 ($.01 per share)                                        1,500,000           150
Common stock issued April 1991
 ($.01 per share)                                          600,000            60
Common stock issued April 1991
 ($.0625 per share)                                         32,000             3
Common stock issued June 1991
 ($.01 per share)                                          500,000            50
Net loss for the year ended
 December 31, 1991
                                                       -----------        ------

Balance, December 31, 1991                             243,333,936        24,333

Net loss for the year ended
 December 31, 1992
                                                       -----------        ------

Balance, December 31, 1992                             243,333,936        24,333

Preferred Stock                                      Deficit             Shareholders'
Series A, B and D       Capital in Excess       Accumulated During          Equity
Shares    Amount          of Par Value          Development Stage        (Deficiency)
------    ------          ------------          -----------------        ------------
1,000    1,000              9,338,337             (  8,821,212)              538,936


                               39,950                                         40,000 (3)

                                  281                                            281 (2)


3,250    3,250                321,750                                        325,000 (6)

                                                  (  1,116,882)          ( 1,116,882)
-----   ------            -----------              -----------            ----------

4,250    4,250              9,700,318             (  9,938,094)          (   212,665)


                                  247                                            250 (2)

                              201,080                                        203,111 (3)

                              103,950                                        105,000 (3)

                                                  (  1,046,939)          ( 1,046,939)
-----   ------            -----------              -----------            ----------

4,250    4,250             10,005,595             ( 10,985,033)          (   951,243)


                               11,880                                         12,000 (4)

                                2,995                                          3,000 (7)

                               14,850                                         15,000 (4)

                                5,940                                          6,000 (7)

                                1,997                                          2,000 (7)

                                4,950                                          5,000 (7)

                                                  (    371,471)          (   371,471)
-----     ------          -----------              -----------            ----------

4,250      4,250           10,048,207             ( 11,356,504)          ( 1,279,714)


                                                  (    408,294)          (   408,294)
-----     ------          -----------              -----------            ----------

4,250      4,250           10,048,207             ( 11,764,798)          ( 1,688,008)

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                     STATEMENTS OF CHANGES IN SHAREHOLDERS'
                    EQUITY (DEFICIENCY)(RESTATED)(Continued)
         Period from November 13, 1980 (Inception) to December 31, 1996



                                                                     Common Stock
                                                             Shares               Amount
                                                             ------               ------
Balance forward December 31, 1992                          243,333,936            24,333


Net loss for the year ended
 December 31, 1993

Balance, December 31, 1993                                 243,333,936            24,333
                                                           -----------            ------

Net loss for the year ended
 December 31, 1994
                                                           -----------            ------

Balance, December 31, 1994                                 243,333,936            24,333

Stock options granted February
 1995

Preferred stock-Series D issued
 between June 1995 and December
 1995 ($100.00 per share)

Net loss for the year ended
 December 31, 1995
                                                           -----------            ------

Balance, December 31, 1995                                 243,333,936            24,333

Stock options granted January
 and February 1996

Preferred stock-Series D issued
 January 1996 to July 1996

Common stock issued pursuant to
 the conversion of preferred stock,
 July 1996 Series A ($.08 per share),
 Series B ($.0286 per share) and Series
 D ($.05 per share)                                         28,725,000             2,873

Common stock contributed to the
 Company by IMRCH August 1996                              (15,368,820)           (1,537)

Common stock issued July 1996
 ($.01 per share)                                            1,300,000               130

Common stock issued July 1996
 ($.02 per share)                                           12,900,000             1,290

 Preferred Stock                                            Deficit              Shareholders'
 Series A, B and D            Capital in Excess        Accumulated During           Equity
 Shares      Amount             of Par Value           Development Stage         (Deficiency)
  4,250       4,250              10,048,207              ( 11,764,798)           ( 1,688,008)



                                                         (    344,107)           (   344,107)
  -----      ------             -----------               -----------             ----------

  4,250       4,250              10,048,207              ( 12,108,905)           ( 2,032,115)


                                                         (    422,591)           (   422,591)
  -----      ------             -----------               -----------             ----------

  4,250       4,250              10,048,207              ( 12,531,496)           ( 2,454,706)


                                     87,750                                           87,750



  3,000       3,000                 297,000                                          300,000 (3)


                                                         (    609,485)           (   609,485)
  -----      ------             -----------               -----------             ----------

  7,250       7,250              10,432,957              ( 13,140,981)           ( 2,676,441)


                                     75,530                                           75,530


  5,050       5,050                 499,950                                          505,000 (3)





(12,300)    (12,300)                  9,427                                            -0-


                                      1,537                                            -0-


                                     12,870                                           13,000 (3)


                                    256,710                                          258,000 (3)

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                     STATEMENTS OF CHANGES IN SHAREHOLDERS'
                    EQUITY (DEFICIENCY)(RESTATED)(Continued)
         Period from November 13, 1980 (Inception) to December 31, 1996

                                                           Common Stock
                                                      Shares           Amount
                                                      ------           ------
Common stock issued August 1996
 ($.02 per share)                                   11,150,000          1,115

Common stock issued August 1996
 ($.0238 per share)                                    420,000             42

Common stock issued August 1996
 ($.0258 per share)                                    350,000             35

Common stock issued July 1996
 ($.03 per share)                                      300,000             30

Common stock issued August 1996
 ($.035 per share)                                     428,600             43

Common stock issued August 1996
 ($.0345 per share)                                  1,695,000            170

Common stock issued August 1996
 ($.04 per share)                                      250,000             25

Common stock issued November 1996
 ($.04 per share)                                       75,000              7

Common stock issued July 1996
  to November 1996 ($.05 per share)                    480,000             48

Common stock issued
 ($.05 per share) August 1996                        1,075,220            108

Common stock issued September 1996
 ($.065 per share)                                     100,000             10

Common stock issued July 1996
 ($.08 per share)                                      400,000             40

Common stock issued September 1996
 ($.085 per share)                                     250,000             25

Net loss for the year
 ended December 31, 1996                           -----------        -------

                                                   287,863,936        $28,787
                                                   ===========        =======

Preferred Stock
Series A, B and D                                           Deficit                     Shareholders'
-----------------             Capital in Excess         Accumulated During                 Equity
Shares     Amount                of Par Value           Development Stage               (Deficiency)
------     ------                ------------           -----------------               ------------
                                   221,885                                               223,000  (10)


                                     9,958                                                10,000  (10)


                                     8,997                                                 9,032  (10)


                                     8,970                                                 9,000  (10)


                                    14,957                                                15,000  (10)


                                    59,005                                                59,175  (10)


                                     9,975                                                10,000  (10)


                                     2,993                                                 3,000  (10)


                                    23,952                                                24,000  (10)


                                    53,654                                                53,762  (10)


                                     6,490                                                 6,500  (10)


                                    31,960                                                32,000


                                    21,225                                                21,250  (10)


                                                         (    777,397)               (   777,397)
------    --------             -----------                -----------                 ----------

  -0-     $  -0-               $11,763,002               ($13,918,378)               ($2,126,589)
======    ========             ===========                ===========                 ==========

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                     STATEMENTS OF CHANGES IN SHAREHOLDERS'
                    EQUITY (DEFICIENCY)(RESTATED)(Continued)
         Period from November 13, 1980 (Inception) to December 31, 1996




       (1) Shares were issued to International Management & Research Corporation in consideration for all rights to develop certain products. The rights were valued at the par value of the shares issued.

       (2) Shares were issued in consideration for services rendered at various dates. The services were valued at the market price of the stock on the date of the transaction.

       (3)      Shares were issued for cash.

       (4)      Shares were issued for cash and services.

       (5) Shares were issued for cash and surrendering of warrants as a credit against the March 1986 offering.

       (6) Shares were issued for cash and repayment of a note payable in the amount of $125,000.

       (7) Shares were issued as repayment of funds received for convertible debentures, which were never issued.

       (8)      Shares were issued as repayment of notes payable.

       (9)      Shares were issued as payment of interest on loans.

       (10) Shares were issued as payment for liabilities of IMRC, assumed by Biosonics, Inc.








The accompanying notes are an integral part of these financial statements.

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                       STATEMENTS OF CASH FLOWS (RESTATED)

                                                                                                     Period from
                                                                                                     November 13,
                                                                                                         1980
                                                 Year Ended December 31,                           (Inception) to
                                ------------------------------------------------------               December 31,
                                   1996                   1995                 1994                     1996
                                   ----                   ----                 ----                     ----
Cash flows from
 operating activities
  Net loss                      ($777,397)             ($609,485)           ($422,591)             ($13,918,378)
                                 --------               --------             --------               -----------
  Adjustments to
   reconcile net loss
   to net cash used
   in operating
   activities
    Depreciation and
     amortization                  10,004                 20,117                4,835                   378,687
    Increase (decrease)
     in allowance for
     doubtful accounts          (   4,000)                                  (   7,000)                    2,000
    Increase (decrease)
     in reserve for
     inventory
     obsolescence               (  13,000)                                                               27,000
    Loss on lease
     abandonment                                                                                         19,550
    Gain on sale of
     equipment                                                                                     (      7,620)
    Common stock issued
     for services                  85,750                                                               543,959
    Common stock
     options issued
     for services                  75,530                 87,750                                        163,280
    Common stock
     issued for
     product rights                                                                                      12,501
    Changes in
     operating assets
     and liabilities
      Accounts
       receivable                  16,817              (  16,543)              10,161              (     10,196)
      Inventories                  18,813                 15,603                3,687              (     91,271)
      Prepaid expenses
       and other
       current assets               8,828              (   2,121)           (   6,119)             (         25)
      Accounts payable
       and accrued
       expenses                   213,655                225,940              176,483                 1,973,304
                                 --------               --------             --------               -----------

                                  412,397                330,746              182,047                 3,011,169
                                 --------               --------             --------               -----------
  Net cash used
   in operating
   activities                   ( 365,000)             ( 278,739)           ( 240,544)             ( 10,907,209)
                                 --------               --------             --------               -----------

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                       STATEMENTS OF CASH FLOWS (RESTATED)
                                (Continued)


                                                                                                Period from
                                                                                                November 13,
                                                                                                    1980
                                                  Year Ended December 31,                      (Inception) to
                                      ---------------------------------------------             December 31,
                                      1996                 1995                1994                  1996
                                      ----                 ----                ----                  ----
Cash flows from
 investing activities
  Capital expenditures                                   ( 31,261)                               (    363,305)
  Proceeds from sale
   of equipment                                                                                        10,825
  Issuance of note
   receivable                                                                                    (     30,000)
  Increase in deposits                                                                           (      8,431)
  Decrease in note
   receivable                                                                                          30,000
  Patent expenditures                                                                            (     45,690)
                                                         --------                               -------------

  Net cash used in
   investing activities                                  ( 31,261)                               (    406,601)
                                                         --------                               -------------

Cash flows from
 financing activities
  Payments received for
   unissued debentures
   and securities                    40,000                                                           498,000
  Principal payments
   of note payable                 (235,000)                                                     (    307,000)
  Proceeds from issuance
   of notes payable                  45,000                10,000             240,544                 834,444
  Increase in capitalized
   organization costs                                                                            (      7,453)
  Proceeds from
   issuance of
   preferred stock                  505,000               300,000                                   1,105,000
  Proceeds from issuance
   of common stock                   10,000                                                         9,191,079
                                    -------              --------            --------           -------------

  Net cash provided
   by financing
   activities                       365,000               310,000             240,544              11,314,070
                                    -------              --------            --------           -------------

Net increase in cash                                                                                      260

Cash, beginning                         260                   260                 260
                                    -------              --------            --------           -------------

Cash, ending                        $   260              $    260            $    260           $         260
                                    =======              ========            ========           =============

The accompanying notes are an integral part of these financial statements.

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994



1.   Organization

     Since November 1980, Biosonics, Inc. has pursued the development of medical devices. Since the Company has not significantly commenced the production and sale of the medical devices, it is classified as a development stage enterprise in accordance with Statement of Financial Accounting Standard No. 7.

     IMRC Holdings, Inc. (IMRCH) owned 38% and 50% of the Company's common stock at December 31, 1996 and 1995, respectively. IMRCH is a wholly-owned subsidiary of International Management & Research Corporation (IMRC). The Company's president owns approximately 4% of the common stock of the Company and also owns approximately 40% of the common stock of IMRC.

2.   Summary of significant accounting policies

     Accounting estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash transactions

     During 1996, 1995 and 1994, IMRC acted as the receiving and disbursing agent for all cash receipts and disbursements for the Company.

     Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by use of the first-in, first-out method. The Company provides a reserve for inventories which may become obsolete.

     Equipment, furniture and leaseholds

     Equipment, furniture and leaseholds are recorded at cost. Depreciation for financial and income tax reporting purposes is provided over the estimated useful lives of the assets using the straight-line and double declining-balance methods.

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994



2.   Summary of significant accounting policies (Continued)

     Loss per share

     Loss per share was calculated based on the weighted average number of shares outstanding of 261,976,354 in 1996 and 243,333,936 in 1995 and 1994.
     Common stock equivalents, including convertible preferred stock and common stock options outstanding, are not included in the calculation of loss per share amounts for each period because they would be anti-dilutive.

     Deferred income taxes

     Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax bases of the Company's assets and liabilities.

     Stock based compensation

     In 1996, the Company adopted Statement of Financial Accounting Standards
     (SFAS) No. 123, "Accounting for Stock-Based Compensation," which encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued To Employees," and the related interpretations. Accordingly, compensation cost is measured as the excess of the quoted market price of the Company's stock on the grant date over the price which the employee must pay to acquire the stock. Also in accordance with SFAS No. 123, the Company records an expense for the fair value of stock options issued in exchange for services provided by non-employees.

3.   Restatement of financial statements

     The Company has restated its financial statements for the years ended December 31, 1996 and 1995. This was necessary because the Company had granted stock options to non-employees in 1996 and 1995 in exchange for various services provided to the Company. The value of these options and the related services received were not previously reflected in the Company's 1996 and 1995 financial statements.

     The effect on the Company's financial statements as originally reported is as follows:

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994


3.   Restatement of financial information (Continued)

                                            1996                                  1995
                               ------------------------------         -------------------------------
                                As reported        As restated         As reported         As restated
                                -----------        -----------         -----------         -----------
      Other development
       stage expenses         $    560,958        $    636,488        $    472,726        $    560,476

      Net loss                    (701,867)           (777,397)           (521,735)           (609,485)
      Loss per common
       share                        ($.003)             ($.003)             ($.002)             ($.002)
      Capital in excess
       of par value             11,599,722          11,763,002          10,345,207          10,432,957
      Accumulated
       deficit, ending         (13,755,098)        (13,918,378)        (13,053,231)        (13,140,981)

4.   Results of operations

     The Company incurred net losses of $777,397, $609,485 and $422,591 for the years ended December 31, 1996, 1995 and 1994, respectively, and at December 31, 1996, the Company had a shareholders' deficiency of $2,126,589.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and has a net shareholders' deficiency that raise substantial doubt about its ability to continue as a going concern.

     Management plans to meet its financial requirements necessary to continue in operations by seeking additional equity and debt financing through private placement or public offerings, joint venture arrangements and product sales. Management believes that the steps it has taken in revising its operating and financial requirements provides the Company with the ability to continue in existence. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

5.   Inventories

     Inventories at December 31, 1996 and 1995 consist of the following:


                                                     1996       1995
                                                   -------    --------
     Raw material                                   20,166    $ 36,803
     Finished goods                                 71,105      73,281
                                                   -------    --------
                                                    91,271     110,084
     Less reserve for obsolescence                  27,000      40,000
                                                   -------    --------
                                                   $64,271    $ 70,084
                                                   =======    ========

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994


6.    Equipment, furniture and leaseholds

                                           1996           1995
                                          --------       --------
      Leasehold improvements              $  3,100       $  3,100
      Machinery and equipment               48,745         48,745
      Office equipment                      64,325         64,325
      Furniture and fixtures               138,636        138,636
                                          --------       --------
                                           254,806        254,806
      Less accumulated depreciation
       and amortization                    239,799        229,795
                                          --------       --------
                                          $ 15,007       $ 25,011
                                          ========       ========

     Depreciation expense was $10,004 in 1996, $20,117 in 1995 and $4,835 in 1994.

7.   Accounts payable and accrued expenses

     Included in accounts payable and accrued expenses are amounts due from (to) affiliates totalling $70,574 and ($24,571) at December 31, 1996 and 1995, respectively.

8.   Notes payable

     Notes payable at December 31 are summarized as follows:

                                                    1996           1995
                                                  --------       --------
      Unsecured notes payable on demand to
      an officer of the Company, bearing
      interest at prime plus 1.5% per
      annum (effective rate of 8.25% at
      December 31, 1996)                          $115,000       $135,000

      Two notes payable on demand,secured
      by inventory, bearing interest at 12%
      per annum on $10,000 and 11 1/2%
      per annum on $25,000                          35,000         35,000

      Unsecured, non-interest bearing
      notes payable on demand                      138,000         93,000

      Unsecured notes payable on demand to
      IMRC, bearing interest at 7% per
      annum                                                       397,444
                                                  --------       --------

                                                  $288,000       $660,444
                                                  ========       ========

     See also Note 12 - "Unissued Securities".

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994



9.   Payments received for unissued debentures and securities

     Payments received for unissued debentures and securities at December 31 are summarized as follows:

                                                               1996             1995
                                                             -------          -------
     In October 1989, the Company offered
     to its shareholders  the  right  to
     subscribe to 11.5% convertible
     debentures. Interest is accrued at
     11.5% on these funds (See Note 12).                    $187,000          $187,000

     Cash received  for  stock,  not yet
     issued (See Notes 10 & 12).                              40,000           271,000
                                                            --------          --------
                                                            $227,000          $458,000
                                                            ========          ========

10.  Shareholders' equity

     IMRCH and the Company's current officers and directors held in the aggregate, approximately 42% of the Company's outstanding common stock at December 31, 1996 and 59% at December 31, 1995. Some of these shares have been gifted to various entities and individuals. These shares are subject to a securities restriction agreement which provides that such shareholders will not sell any of their shares of the Company's common stock for less than $.05 per share.

     In July 1996, the Company amended its articles of incorporation to increase the number of shares of authorized common stock from 250,000,000 to 750,000,000. The Company then issued a total of 1,300,000 shares to various entities who performed consulting services for the Company. The Company also issued 14,200,000 shares to individuals who had given the Company a total of $271,000 for common and preferred stock in prior years, when the Company did not have enough shares authorized to issue them.

     The Company received 15,368,820 shares of its common stock in July 1996 from IMRCH and then issued these shares to various individuals to settle liabilities of IMRC (See Note 12).

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994



10.  Shareholders' equity (Continued)

     In 1987, the Company issued 591,110 shares of common stock to individuals as compensation for services rendered.

     During the year ended December 31, 1983, the Company issued 7,300,000 warrants to purchase Company common stock at $.50 per share until November 23, 1984 ("Series A warrants") and 3,650,000 warrants to purchase Company common stock at $1.00 per share until April 23, 1985 ("Series B warrants") in connection with the sale to its shareholders of 3,650,000 units, consisting of two shares of common stock, two Series A warrants and one Series B warrant, at $1.00 per unit. On October 15, 1984, the Company extended the expiration date for the Series A warrants and Series B warrants to November 23, 1985 and April 23, 1986, respectively.

     On March 31, 1986, the Company extended the expiration date of the Series A and B warrants to April 23, 1987 and the exercise price of such warrants was reduced to $.20 per share. As a result, the terms of the Series A and B warrants were identical. There were 9,446,286 Series A and B warrants outstanding at December 31, 1986. In 1987, 7,613,551 Series A and Series B warrants were exercised. As a result, the Company issued 7,613,551 shares of common stock and received $1,522,710 of additional equity. The remaining 1,832,735 of Series A and Series B warrants expired on April 23, 1987.

     During the year ended December 31, 1983, the shareholders approved an incentive stock option plan for the Company's employees. Two million shares of common stock were reserved for issuance under the plan. Under the plan, options may be granted to purchase shares of the Company's stock at a price equal to at least the average of the closing bid and asked prices of the Company's stock on the date of grant. The options generally become exercisable upon the achievement of certain milestones in the development of the Company's products. The options terminate after ten years from the date of grant or after termination of the individual's services to the Company, whichever comes first. No charge to income will result from the grant or exercise of the options. As of December 31, 1996 and 1995, there were no options outstanding under the employee incentive stock option plan.

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994


10.  Shareholders' equity (Continued)

     In December 1988, the Company sold 1,000 shares of its preferred stock-Series A for $100,000 ($100 per share). Each share of preferred stock-Series A is convertible, upon the option of the holder, into 1,250 shares of common stock. In addition, the holders of the preferred stock-Series A shall have the right to vote on all matters as to which holders of common stock have a right to vote, and such voting rights shall be exercised on an as-converted basis.

     In June 1989, the Company sold 2,000 shares of its preferred stock-Series B for $200,000 ($100 per share). The preferred stock-Series B is non-voting and does not participate in dividends. Each share of the preferred stock-Series B is entitled to a liquidation preference of $100. These shares are redeemable for cash at the option of the Company at $105 per share.

     In September 1989, the Company issued 1,250 shares of its preferred stock-Series B to an officer in exchange for $125,000 of a demand note payable. In April, 1996 the Company amended its resolution of June 1989, which authorized preferred stock, Series B, to allow shares to be convertible, upon the option of the holder, into 3500 shares of common stock.

     The Company has authorized 1,000 shares of preferred stock-Series C, none of which was issued at December 31, 1995 and 1994. Each share of preferred stock-Series C is convertible, upon the option of the holder, into 10,000 shares of common stock and does not participate in dividends. In addition, the holders of the preferred stock-Series C shall have the right to vote on all matters as to which holders of common stock have a right to vote, and such voting rights shall be exercised on an as-converted basis.

                                BIOSONICS, INC.
                       (A Development Stage Enterprise)
                         NOTES TO FINANCIAL STATEMENTS
                       December 31, 1996, 1995 and 1994

10.  Shareholders' equity (Continued)

     Between June and December, 1995, the Company authorized 5,000 and issued 3,000 shares of its preferred stock-Series D for $300,000 ($100 per share). Between January and July 1996, the Company authorized an additional 5,000 shares and issued an additional 5,050 shares of its preferred stock-Series D for $505,000 ($100 per share). Each share of preferred stock-Series D is convertible, upon the option of the holder, into 2,000 shares of common stock. Each share of the preferred stock-Series D is entitled to a liquidation preference of $100. These shares are redeemable for cash at the option of the Company at $120 per share any time on or after May 1, 1997. In addition, the holders of the preferred stock-Series D shall have the right to vote on all matters as to which holders of common stock have a right to vote, and such voting rights shall be exercised on an as-converted basis.

     In July 1996, all holders of preferred stock - Series A, B and D converted their shares of preferred stock into common stock of the Company, pursuant to the formulas in the respective preferred stock agreements. The total number of shares of common stock issued as a result of these conversions was 28,725,000, including 7,000,000 to IMRC and 4,375,000 to the Company's president.

     In February 1995, the Company granted to non-employees common stock options for 10,000,000 shares, exercisable at .01 per share. In January and February 1996, the Company granted common stock options to non-employees for 6,000,000 shares, exercisable at .02 per share. These options were issued in exchange for various services performed on the Company's behalf. Transfer of the shares, issued upon the exercise of the options, will be restricted subject to registration requirements of the Securities Act of 1933 or an exemption from such requirements such as Rule 144 of the SEC. The fair value of these options was estimated on the grant dates using the Black-Scholes option-pricing model with the following assumptions used for 1996 and 1995:

                                                                 1996           1995
                                                               -------         ------
     Dividend yield                                                 0%              0%
     Expected volatility                                     125%-132%            138%
     Risk-free interest rate                                        6%              6%
     Expected lives                                            2 years       2-4 years
     Discount for lack of marketability                            35%             35%
     Estimated fair value                                      $75,530         $87,750

     The estimated fair value of these options is included in other development stage expenses in the accompanying financial statements.

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994


10.  Shareholders' equity (Continued)

     In May 1996, the Company issued a stock option to an employee for 250,000 shares, exercisable at .05 per share. Transfer of the shares, issued upon the exercise of the options, will be restricted subject to registration requirements of the Securities Act of 1933 or an exemption from such requirements such as Rule 144 of the SEC. The Company has adopted the disclosure- only provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for this option. Had compensation costs been recognized for this option, the Company's 1996 net loss would have been increased by $10,644 and there would have been no effect on the Company's loss per common share. This estimated fair value was also based on the Black-Scholes option-pricing model with the following assumptions:
     Dividend yield of 0%; expected volatility of 128%; risk-free interest rate of 6%; expected life of 2 years; discount for lack of marketability of 35%.

     At December 31, 1996, none of the stock options issued in 1996 and 1995 had been exercised.

11.  Income taxes

     The Company has available at December 31, 1996, unused operating loss carryforwards and tax credits, which may provide future tax benefits expiring as follows:

     Year of expiration             Carryforwards       Credits
     ------------------             -------------       -------

      1997                           $   384,000       $224,000
      1998                               766,000
      1999                             1,055,000          7,000
      2000                             1,642,000          2,000
      2001                             1,781,000
      2002                             1,617,000
      2003                             1,364,000
      2004                             1,105,000
      2005                               788,000
      2006                               434,000
      2007                               278,000
      2008                               250,000
      2009                               308,000
      2010                               401,000
      2011                               643,000
                                     -----------       --------
                                     $12,816,000       $233,000
                                     ===========       ========

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994



11.         Income taxes (Continued)

     The tax effects of temporary differences that give rise to deferred tax assets at December 31, 1996 and 1995 are as follows:

                                                   1996              1995
                                                ----------        ----------
     Net operating loss carryforwards           $4,357,000        $4,220,000
     Tax credits                                    79,000            79,000
     Accrued payroll, officer                      228,000           193,000
     Stock options outstanding                      55,000            30,000
     Other temporary differences                    14,000
                                                ----------        ----------
                                                 4,733,000         4,522,000
     Less valuation allowance                    4,733,000         4,522,000
                                                ----------        ----------

        Net deferred tax asset                  $   -0-           $   -0-
                                                ==========        ==========

     SFAS No. 109 requires that the Company record a valuation allowance when it is "more likely than not that some portion or all of the deferred tax assets will not be realized." It further states that "forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years." As the ultimate utilization of net operating loss carryforwards and tax credits depends on the Company's ability to generate sufficient taxable income in the future, the losses in recent years and the Company's desire to be conservative make it appropriate to record a valuation allowance.

12.  Commitments and contingencies

     Lease

     The Company leases its executive offices under a noncancellable operating lease which expires in September 1998. The minimum future rental payments required under this lease are $40,035 in 1997 and $30,026 in 1998.

     Rent expense was $39,333, $33,861 and $31,206 for the years ended December 31, 1996, 1995 and 1994, respectively.

     Liens

     Included in accounts and notes payable are liabilities for which certain vendors and officers have secured liens against the Company's assets.

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994



12.  Commitments and contingencies (Continued)

     Consulting arrangement

     The Company formed a Salitron Medical Advisory Board whose chairman is entitled to receive compensation in the amount of $25,000 at December 31, 1995. In addition, upon serving a minimum of two years, board members are entitled to certain shares of the Company's common stock. In 1996, 300,000 shares valued at $9,000 were issued under this arrangement.

     Legal matters

     Convertible debenture offering

     In 1989 Biosonics, Inc. raised $207,000 through a public offering of its 11.5% convertible debentures. The Company terminated the offering prior to completion. Debentures were not returned to the investors with the exception of $4,000. Biosonics did offer investors the right to convert amounts paid for the unissued debentures into the Company's common stock and $16,000 of said amount was converted into 1,180,000 shares of common stock.

     Unissued securities

     In 1996, Biosonics, Inc. received $40,000 for 800,000 shares of common stock which are expected to be issued in 1997. In 1990 and 1992 Biosonics raised $271,000 for common and convertible preferred stock which was issued in 1996.

     During 1993 and 1994, IMRC borrowed an aggregate of $335,000, $120,000 of which was pursuant to loans that were convertible into Biosonics common stock owned by IMRCH, at $.01 and $.02 per share. With respect to $215,000 of the loans, IMRCH agreed to issue to the lenders 3,000,000 shares of Biosonics common stock owned by IMRCH. These shares were issued by IMRCH in 1996. In addition, during 1994, IMRCH raised $190,161 through the sale of Biosonics common stock owned by IMRCH at a range of $.02 to $.05 per share. In 1996, Biosonics assumed the obligations of the IMRC loans totaling $335,000. In addition, Biosonics assumed IMRC's obligation in connection with the $190,161 raised by IMRC for the sale of Biosonics stock. Biosonics also assumed $68,207 in loans and accrued interest owed to family members of the Company's president by IMRC. These obligations were then settled by Biosonics through the conversion of these liabilities into 15,368,820 shares of Biosonics common stock.

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994



11.  Commitments and contingencies (Continued)

     Legal matters (Continued)

     Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and entities owning more than ten per cent of a Company's common stock to file reports of changes in ownership with the SEC and to provide the Company with copies of such forms.

     The Company has noted that IMRCH may have been required to file and has not filed required forms reporting the transactions described in the preceding paragraph. In addition, the Company's president did not file required forms reflecting gifts aggregating approximately 3,800,000 shares of the Company's stock in 1992, 1993 and 1996, and the conversions of preferred stock to common stock in 1996.

     Other

     The Company and its president were parties to a lawsuit filed by a shareholder in March 1996 in connection with certain of the Company's common stock restricted under Rule 144 of the Securities Exchange Act. The suit alleged that the Company and its President failed to provide documentation to the shareholder for release of the Rule 144 restriction. The shareholder sought damages in excess of $50,000. The lawsuit was settled and voluntarily terminated by the shareholder in May 1996. Neither the Company or its president incurred any liability in connection with resolution of the matter.

12.  Supplemental disclosure of cash flow information



                                                                              Period from
                                                                              November 13,
                                    Year Ended December 31,                 1980 (Inception)
                             ------------------------------------             to December 31,
                              1996            1995           1994                  1996
                              ----            ----           ----             ---------------
     Cash paid for
       Interest               $-0-            $128            $-0-                 $33,031
                              ===             ====            ===                  =======

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994



12.  Supplemental disclosure of cash flow information (Continued)

     Supplemental schedule of noncash financing activities

     The Company issued the following amounts of common stock for noncash consideration:


                                                                                 Period from
                                                                                 November 13,
                                     Year Ended December 31                    1980 (Inception)
                              ------------------------------------              to December 31,
                                1996          1995          1994                      1996
                              --------       -------       -------                 ----------
      Common stock not
       previously
       issued                 $271,000            --            --                 $  271,000
      Employee
       compensation,
       consulting
       services                 82,750            --            --                    536,959
      Services provided
       in exchange for
       stock options            75,530        87,750            --                    163,280
      Loan origination
       fee                          --            --            --                      4,000
      Acquisition of
       product rights               --            --            --                     12,501
      Repayment of
       accrued expenses
       to IMRC                 197,524            --            --                    197,524
      Interest expense           3,000            --            --                      3,000
      Repayment of
       notes payable
       to IMRC                 182,444            --            --                    182,444
                              --------       -------       -------                 ----------
                              $812,248       $87,750         $ -0-                 $1,370,708
                              ========       =======       =======                 ==========


     In September 1989, preferred stock-Series B was issued upon the conversion of $125,000 of demand note payable.

     In 1993, the Company converted accounts payable to a note payable on demand for $68,000.

13.  Interest expense

     Interest expense for the years ended December 31, 1996, 1995, and 1994 was $55,608, $66,742 and $52,129, respectively.

                                 BIOSONICS, INC.
                        (A Development Stage Enterprise)
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994


13.  Interest expense (Continued)

     Included in interest expense is $11,917, $13,591 and $11,872 for loans from the Company's president for the years ended December 31, 1996, 1995 and 1994, respectively.

     Also included in interest expense is $14,595, $27,646 and $15,193 for a loan from IMRC for the years ended December 31, 1996, 1995 and 1994, respectively.

14.  Quarterly results (Unaudited)

                                                Gross
                                                Profit                         Net Loss
                                   Sales        (Loss)          Net Loss       Per Share
                                   -----        ------          --------       ---------
       1996  -  1st Quarter       $17,516       $  8,918        ($177,353)       ($.001)
                2nd Quarter        11,609          3,855         (142,381)       (.001)
                3rd Quarter         5,786         (1,164)        (324,708)       (.001)
                4th Quarter         5,863         (1,043)        (132,955)       (.000)
                                  -------       --------        ---------        -----
                 Total            $40,774       $ 10,566        ($777,397)       ($.003)
                                  =======       ========        =========        =====


       1995  -  1st Quarter       $10,595       $  3,618        ($244,453)       ($.001)
                2nd Quarter        11,931          3,833         (158,632)       (.001)
                3rd Quarter        23,190          5,168         (114,027)       (.000)
                4th Quarter        16,790          7,907          (92,373)       (.000)
                                  -------       --------        ---------        -----
                    Total         $62,506       $ 20,526        ($609,485)       ($.002)
                                  =======       ========        =========        =====


       1994  -  1st Quarter       $ 4,636       $  4,592        ($ 66,160)       ($.000)
                2nd Quarter         6,680           (581)         (72,732)       (.000)
                3rd Quarter         5,248         (1,979)         (85,605)       (.001)
                4th Quarter         5,375          2,090         (198,094)       (.001)
                                  -------       --------        ---------        -----
                    Total         $21,939       $  4,122        ($422,591)       ($.002)
                                  =======       ========        =========        =====

                                 BIOSONICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEETS

-------------------------------------------------------------------------------------------------------------------

                                                            ASSETS
                                                                                     Unaudited
                                                                                       JUNE 30         DECEMBER 31,
                                                                                        1997               1996
Current assets
   Cash (including interest bearing deposits
      of $10 in 1997 and 1996)                                                     $        260       $        260
   Accounts receivable (net of allowance for doubtful
    accounts of $2,000 in 1997 and 1996)                                                  8,829              8,196
   Inventory                                                                             63,725             64,271
   Prepaid expenses and other current assets                                              6,377                 25
                                                                                   ------------       ------------
           Total current assets                                                          79,191             72,752

Equipment, furniture and leaseholds, net
   of accumulated depreciation                                                           12,005             15,007
Deposits                                                                                  8,431              8,431
                                                                                   ------------       ------------
                Total assets                                                       $     99,627       $     96,190
                                                                                   ============       ============

                                          LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities
   Notes payable                                                                   $    243,000       $    288,000
   Accounts payable and accrued expenses                                              1,616,853          1,707,779
   Bonds unissued                                                                       187,000            187,000
   Proceeds for common stock unissued                                                         0             40,000
                                                                                   ------------       ------------
                Total current liabilities                                             2,046,853          2,222,779
                                                                                   ------------       ------------

Shareholders' deficit
      Common stock - authorized 750,000,000 shares at .0001 par value; issued and outstanding 306,364,536 and 287,863,936 shares at
      June 30, 1997 and December 31, 1996 respectively                                   30,636             28,787

   Capital in excess of par value                                                    12,468,180         11,763,002
   Notes receivable from sale of stock                                                 (115,000)
   Deficit accumulated during development stage                                     (14,331,042)       (13,918,378)
                                                                                   ------------       ------------
          Total shareholders' deficit                                                (1,947,226)        (2,126,589)
                                                                                   ------------       ------------
                Total liabilities and shareholders' deficit                        $     99,627       $     96,190
                                                                                   ============       ============

------------------------------------------------------------------------------------------------------------------

The accompanying note is an integral part of these financial statements.

                                 BIOSONICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                               STATEMENTS OF LOSS
                                   (UNAUDITED)

-----------------------------------------------------------------------------------------------------------------------------------
                                                  SIX MONTHS ENDED             THREE MONTHS ENDED             11/13/80 (INCEPTION)
                                                       JUNE 30,                      JUNE 30,                      TO JUNE 30,
                                                       --------                      --------                      -----------
                                                 1997            1996         1997            1996           1997            1996
                                              ---------        --------    ----------     ----------      ----------     ----------
Development stage expenses
   Research and development costs         $           0   $           0    $        0     $        0     $ 4,166,053   $  4,144,553
   Professional fees                            132,588          37,000        77,448         18,044       2,885,075      2,659,437
   Other development stage expenses             287,545         220,238       142,377        122,835       8,453,103      7,661,558
                                            -----------      ----------    ----------     ----------   -------------   ------------
Total development stage expenses                420,133         257,238       219,825        140,879      15,504,231     14,465,548
   Less:  Revenues from cost recovery
         program                                 -               -              -              -             118,082        118,082
                                            -----------      ----------    ----------     ----------   -------------   ------------

Net development stage expenses                  420,133         257,238       219,825        140,879      15,386,149     14,347,466
                                            -----------      ----------    ----------     ----------   -------------   ------------

Sales                                            13,550          29,125         7,925         11,609         850,927        825,728
Cost of sales                                     8,297          16,166         4,893         13,111         553,282        530,943
                                            -----------      ----------    ----------     ----------   -------------   ------------

Gross profit                                      5,253          12,959         3,032        ( 1,502)        297,645        294,785
                                            -----------      ----------    ----------     ----------   -------------   ------------

Other income
   Investment and other income                    2,216              75         1,224           -            749,842        747,626
   Gain on sale of fixed assets                    -              -              -              -              7,620          7,620
                                            -----------      ----------    ----------     ----------   -------------   ------------

Total other income                                2,216              75         1,224           -            757,463        755,246
                                            -----------      ----------    ----------     ----------   -------------   ------------

Net loss                                    $(  412,664)     $( 244,204)   $( 215,569)    $( 142,381)  $( 14,331,042) $( 13,297,435)
                                            ===========      ==========    ==========     ==========   =============   ============

Loss per common share                            $(.001)         $(.001)       $(.000)        $(.000)         $(.047)       $(.054)
                                            ===========      ==========    ==========     ==========   =============   ============
-----------------------------------------------------------------------------------------------------------------------------------



      The accompanying note is an integral part of these financial statements.

                                 BIOSONICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
           STATEMENTS OF DEFICIT ACCUMULATED DURING DEVELOPMENT STAGE
                                   (UNAUDITED)

---------------------------------------------------------------------------------------------

                                 SIX MONTHS ENDED                  11/13/80 (INCEPTION)
                                      JUNE 30,                          TO JUNE 30,
                            1997               1996               1997              1996
                       -------------      -------------       ------------       ------------
BEGINNING BALANCE      ($13,918,378)      ($13,053,231)        $     -           $     -



      NET LOSS           (  412,664)         (  244,204)       (14,331,042)       (13,297,435)
                       ------------       ------------        -----------        ------------


ENDING BALANCE         ($14,331,042)      ($13,297,435)       ($14,331,042)      ($13,297,435)
                       ============       ============        ============       ============

---------------------------------------------------------------------------------------------

    The accompanying note is an integral part of these financial statements.

                                 BIOSONICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

-----------------------------------------------------------------------------------------------------------------------------

                                                                  SIX MONTHS ENDED                 11/13/80 (INCEPTION)
                                                                      JUNE 30,                          TO JUNE 30,
                                                                      --------                          -----------
                                                              1997             1996                1997                1996
                                                           ---------        ---------           ---------           ---------
Cash flows used in operating activities
   Net loss                                                $(412,664)       $(244,204)       $(14,331.042)       $(13,297,435)
                                                           ---------        ---------        ------------        ------------

   Adjustments to reconcile net loss to
     net cash used in operating activities
      Depreciation and amortization                            3,002            2,670             381,689             371,353
      Increase in allowance for doubtful accounts                  -                -               2,000               2,000
      Increase in reserve for inventory obsolescence               -                -              27,000              40,000
      Loss on lease abandonment                                    -                -              19,550              19,550
      Gain on sale of fixed assets                                 -                -              (7,620)             (7,620)
      Common stock issued for services                        29,500                -             573,459             458,209
      Common stock options issued for services                14,398                -             177,678                   -
      Common stock issued for interest                        10,000                -              10,000                   -
      Common stock issued for product rights                       -                -              12,501              12,501
      Change in
        Accounts receivable                                     (633)           4,802             (10,829)            (18,211)
        Inventory                                                546            4,195             (90,725)           (105,889)
        Prepaid expenses and other current assets             (6,352)          (3,347)             (6,377)            (12,198)
        Accounts payable and accrued expenses                (90,926)          95,884           1,882,378           1,855,531
                                                           ---------        ---------        ------------        ------------
          Total adjustments                                  (40,465)         104,204           2,970,704           2,615,226
                                                           ---------        ---------        ------------        ------------
   Net cash used in operating activities                   $(453,129)       $(140,000)       $(11,360,338)       $(10,682,209)
                                                           ---------        ---------        ------------        ------------

Cash flows from investing activities
   Sale of fixed assets                                     $      -         $      -        $     10,825        $     10,825
   Capital expenditures                                            -                -            (363,305)           (363,305)
   Issuance of note receivable                                     -                -             (30,000)            (30,000)
   (Increase) decrease in deposits                                 -                -              (8,431)             (8,431)
   Decrease in note receivable                                     -                -              30,000              30,000
   Decrease in capitalized patents                                 -                -             (45,690)            (45,690)
                                                           ---------        ---------        ------------        ------------
   Net cash provided (used) in investing activities        $       -         $      -        $   (406,601)       $   (406,601)
                                                           =========        =========        =============       ============
-----------------------------------------------------------------------------------------------------------------------------


    The accompanying note is an integral part of these financial statements.

                                 BIOSONICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      STATEMENTS OF CASH FLOWS (CONTINUED)
                                   (UNAUDITED)

---------------------------------------------------------------------------------------------------------------------------------


                                                                  SIX MONTHS ENDED                     11/13/80 (INCEPTION)
                                                                      JUNE 30,                             TO MARCH  31,
                                                                      --------                             -------------
                                                               1997              1996                1997                 1996
                                                            ---------         ---------          -----------         ------------

Cash flows from financing activities
   Proceeds for bonds unissued                                    $ -              $  -         $    190,000         $    190,000
   Repayments for bonds unissued                                    -                 -               (3,000)              (3,000)
   Proceeds for common stock unissued                         239,530                 -              550,530              271,000
   Principal payments of note payable                         (45,000)         (225,000)            (352,000)            (297,000)
   Proceeds from issuance of note payable                           -                 -              834,444              789,444
   Decrease in capitalized organization costs                       -                 -               (7,453)              (7,453)
   Proceeds from issuance of preferred stock                        -           365,000            1,105,000              965,000
   Proceeds from issuance of common stock                     258,599                 -            9,449,678            9,181,079
                                                            ---------         ---------         ------------         ------------
Net cash provided by financing activities                   $(453,129)        $ 140,000         $ 11,767,199         $ 11,089,070
                                                            ---------         ---------         ------------         ------------

Net increase (decrease) in cash and cash equivalents                -                 -                  260                  260
Cash and cash equivalents, beginning                              260               260                    -                    -
                                                            ---------         ---------         ------------         ------------
Cash and cash equivalents, ending                           $     260         $     260         $        260         $        260
                                                            =========         =========         ============         ============

Schedule of noncash financing transactions:
   Issuance of common stock from Loan Receivable:           $ 115,000         $       -         $    115,000         $          -
                                                            =========         =========         ============         ============


---------------------------------------------------------------------------------------------------------------------------------

    The accompanying note is an integral part of these financial statements.

                                 BIOSONICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
               STATEMENT OF SHAREHOLDERS' EQUITY - PAID-IN CAPITAL
                 NOVEMBER 13, 1980 (INCEPTION) TO JUNE 30, 1997
                                   (UNAUDITED)

-----------------------------------------------------------------------------------------------------


       DATE STOCK                                  PRICE
        ISSUED           NUMBER OF SHARES          PER SHARE          AMOUNT RECEIVED           NOTES
     ----------          ----------------          ---------          ---------------           -----
       1/13/81              150,000,000               $.0001             $   15,001              (A)
       1/31/81                4,400,000                .025                 110,000              (B)
          1981                  400,000                .025                  10,000              (C)
          1981               20,000,000                .05                1,000,000              (B)
          1982                   20,000                .40                    8,000              (C)
          1982                   97,500                .20                   19,500              (C)
          1982                1,000,000                .06                   60,100              (D)
          1983                   52,500                .20                   10,500              (C)
          1983                   75,000                .305                  22,875              (E)
          1983                   25,000                .235                   5,875              (E)
          1983                   20,000                .50                   10,000              (C)
      12/29/83                7,300,000                .50                3,650,000              (F)
          1984                      390               1.00                      390              (G)
          1984                    5,948                .50                    2,975              (G)
          1984                    1,000                .375                     375              (C)
          1984                   72,500                .25                   18,125              (C)
          1984                    2,000                .375                     750              (H)
          1984                    4,000                .25                    1,000              (C)
          1984                  350,000                .20                   70,000              (C)
          1985                   26,500                .281                   7,453              (C)
          1985                   20,000                .25                    5,000              (H)
          1985                      500                .50                      250              (G)
          1985                    5,000                .344                   1,719              (C)
          1985                       50               1.00                       50              (G)
          1985                    2,000                .375                     750              (H)
          1985                    7,500                .156                   1,172              (C)
          1986                    6,882                .50                    3,472              (G)
          1986                   85,000                .1875                 15,938              (H)
          1986                   11,650                .281                   3,276              (H)
          1986                  100,000                .219                  21,875              (H)
          1986               10,665,000                .181               1,929,737              (I)
          1986                  202,000                .156                  31,562              (H)
          1986                   70,000                .313                  21,875              (H)
          1986                  134,855                .20                   26,939              (H)
          1987                7,613,551                .20                1,522,710              (G)
          1987                  476,110                .295                 140,478              (H)
          1987                    7,000                .159                   1,113              (B)
          1987                   15,000                .312                   4,687              (C)
          1987                  240,000                .20                   48,000              (B)
          1987                  100,000                .218                  21,875              (C)


-----------------------------------------------------------------------------------------------------

    The accompanying note is an integral part of these financial statements.

                                 BIOSONICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
         STATEMENT OF SHAREHOLDERS' EQUITY - PAID-IN CAPITAL (CONTINUED)
                 NOVEMBER 13, 1980 (INCEPTION) TO JUNE 30, 1997
                                   (UNAUDITED)

------------------------------------------------------------------------------------------------------


      DATE STOCK                                 PRICE
         ISSUED          NUMBER OF SHARES        PER SHARE             AMOUNT RECEIVED           NOTES
      ----------         ----------------        ---------             ---------------           -----
           1988                 125,000                .25                    31,250              (C)
           1988                   2,500                .218                      547              (H)
           1988                  10,000                .20                     2,000              (G)
           1988                 100,000                .25                    25,000              (B)
           1988               4,227,000                .20                   845,400              (B)
           1988                 25,000                 .156                    3,906              (C)
           1988                 11,000                 .013                      143              (H)
           1989                400,000                 .080                   32,000              (B)
           1989                  3,000                 .0938                     282              (H)
           1989                100,000                 .080                    8,000              (B)
           1990                 25,000                 .010                      250              (H)
           1990             20,311,000                 .010                  203,110              (B)
           1990             10,500,000                 .010                  105,000              (B)
           1991              1,100,000                 .010                   11,000              (B)
           1991                100,000                 .010                    1,000              (H)
           1991                 48,000                 .0625                   3,000              (J)
           1991                 32,000                 .0625                   2,000              (J)
           1991              1,100,000                 .010                   11,000              (J)
           1991              1,100,000                 .010                   11,000              (B)
           1991                400,000                 .010                    4,000              (C)
           1995                 -                                             87,750              (Q)
           1996              1,250,000                 .08                   100,000              (K)
           1996             11,375,000                 .0286                 325,000              (K)
           1996             16,100,000                 .05                   805,000              (K)
           1996              1,300,000                 .01                    13,000              (L)
           1996             12,900,000                 .02                   258,000              (L)
           1996                300,000                 .03                     9,000              (M)
           1996                280,000                 .05                    14,000              (M)
           1996                400,000                 .08                    32,000              (M)
           1996                100,000                 .065                    6,500              (M)
           1996                250,000                 .085                   21,250              (M)
           1996            (15,368,820)                                      - 0  -               (N)
           1996                420,000                 .0238                  10,000              (L)
           1996             11,150,000                 .02                   223,000              (L)
           1996                428,600                 .035                   15,000              (L)
           1996                250,000                 .04                    10,000              (L)
           1996              1,075,220                 .05                    53,761              (L)
           1996                350,000                 .0258                   9,032              (J)
           1996              1,695,000                 .0345                  59,175              (J)
           1996                 75,000                 .04                     3,000              (O)
           1996                200,000                 .05                    10,000              (B)
           1996                 -                                             75,530              (Q)

------------------------------------------------------------------------------------------------------

    The accompanying note is an integral part of these financial statements.

                                 BIOSONICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
         STATEMENT OF SHAREHOLDERS' EQUITY - PAID-IN CAPITAL (CONTINUED)
                 NOVEMBER 13, 1980 (INCEPTION) TO JUNE 30, 1997
                                   (UNAUDITED)

-----------------------------------------------------------------------------------------------------


       DATE STOCK                                 PRICE
          ISSUED          NUMBER OF SHARES        PER SHARE           AMOUNT RECEIVED           NOTES
       ----------         ----------------        ---------           ---------------           -----
            1997                550,000                 .05                  27,500              (M)
            1997                200,000                 .05                  10,000              (O)
            1997              5,000,000                 .01                  50,000              (P)
            1997              1,000,000                 .02                  20,000              (P)
            1997                 -                                           14,398              (Q)
            1997             11,130,600                 .05                 556,529              (R)
            1997                500,000                 .05                  25,000              (P)
            1997                 40,000                 .05                   2,000              (M)
            1997                 80,000                 .02                   1,600              (L)


TOTAL SHARES - COMMON STOCK                 306,364,536
---------------------------                 ===========

TOTAL PAID-IN CAPITAL                                                 $  12,972,311
---------------------
LESS:   Notes Receivable for Stock Purchase                                 115,000
----
LESS:  Offering Expenses                                                    473,495
----                                                                  -------------

NET PAID-IN CAPITAL - COMMON STOCK                                    $  12,383,816
----------------------------------

-----------------------------------------------------------------------------------------------------

    The accompanying note is an integral part of these financial statements.

                                 BIOSONICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
         STATEMENT OF SHAREHOLDERS' EQUITY - PAID-IN CAPITAL (CONTINUED)
                 NOVEMBER 13, 1980 (INCEPTION) TO JUNE 30, 1997
                                   (UNAUDITED)

--------------------------------------------------------------------------------


NOTES

(A) $1 additional was paid on stock certificate #3.

(B) Cash purchases.

(C) Represents stock issued in consideration for services rendered. The value assigned was based on the fair market value of the stock on the date the transaction was authorized.

(D) 1,000,000 common stock warrants were issued to the underwriter, Monarch Funding Corporation, at par value ($.0001). On November 15, 1982, these warrants were exercised at $.06 per share.

(E) Represents stock issued in consideration for services rendered and $7,500 cash. The value assigned was based on the fair market value of the stock on the date the transaction was authorized.

(F) Stock issued as part of unit offering. Each unit consisted of 2 shares common stock, 2 Series "A" warrants and 1 Series "B" warrant. No separate value was assigned to the warrants.

(G) Issued pursuant to the exercise of warrants described in (F).

(H) Issued pursuant to the employee incentive stock bonus plan.

(I) Issued as part of an offering completed March 26, 1986 for cash and redemption of warrants described in (F).

(J) Liabilities converted to common stock.

(K) Preferred Stock transferred to Common Stock as per agreement.

(L) Issued stock for monies received during time when common stock was not able to be issued.

(M) Issued stock as payment for services rendered.

(N) Shares contributed by IMRCH.

(O) Issued stock as payment for interest on loans received.

(P) Issued pursuant to exercising stock purchase option.

(Q) Stock Options granted.

(R) Issued pursuant to a Private Placement Agreement

--------------------------------------------------------------------------------

    The accompanying note is an integral part of these financial statements.

                                 BIOSONICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTE TO FINANCIAL STATEMENTS
                                 JUNE 30, 1997

--------------------------------------------------------------------------------


Note 1 - The unaudited financial statements presented herein have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K annual report for the year ended December 31, 1996. In the opinion of management, these financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to summarize fairly the Company's financial position and results of operations. The results of operations for the nine-month period ended June 30, 1997 may not be indicative of the results that may be expected for the year ending December 31, 1997.

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by the provisions for indemnification of directors and officers in the Pennsylvania Business Corporation Law, the Company's Bylaws provide for indemnification of directors and officers for all expenses, liability and loss (including attorneys' fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such persons in legal proceedings unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Such right to indemnification includes the right to have expenses incurred by an indemnitee is defending any proceeding paid by the Company in advance of final disposition thereof, provided that the indemnitee must provide an understanding to repay all amounts advanced without interest if it is ultimately determined that such person is not entitled to indemnification under the Bylaws or otherwise. The Bylaws of the Company also avail directors of the Pennsylvania law limiting directors' liability for money damages except in those cases where they have breached their fiduciary duty and such breach constitutes self-dealing, willful misconduct or recklessness.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration fee.......................................................$ 1,393
Blue sky fees..........................................................$ 4,000*
Legal fees and expenses................................................$22,200*
Accountants' fees and expenses.........................................$ 6,000*
Miscellaneous..........................................................$   407*
                                                                        ======
         Total.........................................................$34,000*
                                                                        ======

*Estimated.

         The Company will bear all of the foregoing expenses.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         In July 1996, the Company amended its Articles of Corporation pursuant to which the Company increased the authorized number of shares of Common Stock from 250,000,000 shares to 750,000,000 shares. On July 30, 1996, all stock that had been previously purchased but unissued due to the unavailability of shares of authorized Common Stock of the Company were issued. The total number of shares issued was 14,200,000 shares. In addition, all holders of Preferred Stock, including Series A, Series B and Series D, converted their shares of Preferred Stock into Common Stock of the Company pursuant to the formula set forth in their respective preferred stock agreements. The Series D Preferred Stock terms were amended in May 1996 to increase the available Preferred Stock from 5,000 shares to 10,000 shares. The Series B Preferred Stock terms were amended in April 1996 to allow the holders of Series B to convert their stock. The total number of shares of Common Stock issued as a result of the conversion of all the Preferred Stock was 28,725,000 shares, including 7,000,000 shares issued to IMRCH and 4,375,000 shares issued to Jack Paller pursuant to the conversion of their respective shares of Series B Preferred Stock.

         In addition to the foregoing issuances and conversions, in July 1996
(i) the Company issued an aggregate of 300,000 shares of Common Stock to the Salitron Advisory Board and (ii) an aggregate of 280,000 shares of Common Stock were issued to three doctors for medical consulting services rendered. Also, an aggregate of 750,000 shares of Common Stock were issued in August and September 1996 to three outside consultants in connection with financial planning and consulting services provided to the Company. In August 1996, IMRCH transferred 550,000 shares of the Company's Common Stock held by it to two outside consultants for certain advertising and public relations services.

         The Company also issued an aggregate 15,368,820 shares of Common Stock in August 1996 to approximately 25 individuals in conversion of loans. These loans were originally made to IMRC, which then loaned the money to the Company to use for working capital. None of the individuals making the loans were officers, directors or affiliates of the Company. The terms of the loans allowed the loans to be converted into Common Stock of Biosonics held by IMRCH. In consideration of the Company's assuming the obligations under the loans, including the obligation to issue stock upon conversion of the loans, IMRCH transferred to the Company 15,368,820 shares of Biosonics Common Stock owned by IMRCH and canceled the indebtedness owed from the Company to IMRC.

         In February 1995, the Company granted to two non-employees options to purchase an aggregate of 10,000,000 shares of Common Stock at an exercise price of $.01 per share. In January and February 1996, the Company granted options to purchase an aggregate of 6,000,000 shares of Common Stock to two non-employees at a purchase price of $.02 per share. These options were issued for services performed on the Company's behalf. In May 1996, the Company granted an option to an employee to purchase 250,000 shares to an employee at an exercise price of $.05 per share. In March 1997, the Company granted options to purchase 500,000 shares of Common Stock to an individual at an exercise price of $.05 per share for services performed on the Company's behalf. Transfer of the shares issuable upon exercise of the options is subject to the registration requirements of the Act or an exemption from such requirements such as Rule 144 under the Act.

         During the quarter ended March 31, 1997, Biosonics issued Common Stock shares as follows: (i) 310,000 shares at $.05 per share for payment of financial consulting services, (ii) 12,000 shares at $.05 per share for payments to Dr. Talal as final payment for his services on the Salitron Advisory Board, (iii) 10,000 shares at $.05 per share for interest payment on one loan established in 1991; and (iv) 5,000,000 shares at $.01 per share plus 1,000,000 shares at $.02 per share were issued to two investors, respectively, in exercise of stock options, for which the Company received promissory notes in the aggregate principal amount of the purchase price of $70,000 and for which such shares are being held as collateral. In June 1997, the Company completed a private offering of 11,130,600 shares of Common Stock at $.05 per share to a limited number of accredited investors for which the Company received an aggregate of $556,530, of which $536,530 was received in cash and $20,000 of which was received in the form of promissory notes. These promissory notes were paid by the accredited investors during the first half of July 1997. Also in June 1997, one person exercised an option to purchase 500,000 shares of Common Stock at a purchase price of $.05 per share, for which the Company received a promissory note in the aggregate principal amount of $25,000 and for which such shares are being held as collateral, and one person was issued 40,200 shares of Common Stock at $.05 per share in payment for services.

         The Company believes that all shares issued during 1996 and the quarters ended March 31, 1997 and June 30, 1997 were issued in accordance with the exemption from registration under section 4(2) of the Act by virtue of the fact that such shares were sold to a limited number of purchasers and are restricted and may not be sold except in accordance with the registration requirements under the Act or an exemption from such requirements such as Rule 144.

         Except for 500,000 shares, all of the shares issued by the Company from September 1996 through June 1997 are being registered for such persons as Selling Shareholders under this Prospectus.

Item 27.  Exhibits.


 EXHIBIT NO.                 EXHIBIT DESCRIPTION
    *3.1        Articles of Incorporation as amended. (Incorporated by reference to Exhibit 3.1 of Registrant's Quarterly Report on Form 10-Q for
                the quarter ended September 30, 1996.)

    *3.2 By-laws of Registrant, as amended. (Incorporated by reference to Exhibit 3.2 of Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.)

    5.1         Opinion of Mark S. Haltzman & Associates.

    *10.1 Agreement between Registrant and IMRC with respect to opportunities in the field of medical technology. (Incorporated by reference to Exhibit 10 of Registrant's Annual Report on Form
                10-K for the year ended December 31, 1981).

    *10.2       Lease dated October 1, 1996, between Biosonics and New York
                Drive Associates L.L.C. (Incorporated by reference to Exhibit
                10.2 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.)

    *10.6 Securities Restriction Agreement dated September 30, 1987 between Registrant and International Management & Research
                Corporation, Jack and Sarah Paller, and Henry S. Brenman.
                (Incorporated by reference to Exhibit 10-f of Registrant's
                Annual Report on Form 10-K for the year ended December 31,
                1987).

    *10.16 Note in the amount of $250,000, dated June 27, 1989, of Biosonics, Security Agreement, dated June 27, 1989, between
                Biosonics and Jack and Sarah Paller and Assignment of Patent as
                Collateral Security, dated June 27, 1989, of Biosonics.
                (Incorporated by reference to Exhibit 10.16 of Registrant's
                Annual Report on Form 10-K for the year ended December 31,
                1989).

    *21         Subsidiaries. (Incorporated by reference to Exhibit 21 of
                Registrant's Annual Report on Form 10-K for the year ended
                December 31, 1994).

    23.1 Consent of Mark S. Haltzman & Associates (included in its opinion filed as Exhibit 5.1).

    23.2        Consent of Morris J. Cohen & Co., P.C.

* Incorporated by reference as indicated.

ITEM 28.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Washington, Pennsylvania on August 22, 1997.

                                   BIOSONICS, INC.


                                   By:/s/ Jack Paller
                                      -----------------------------------------
                                       Jack Paller, President, Chairman and CEO


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the date stated.

SIGNATURE                                               TITLE                                         DATE
---------                                               -----                                         ----
/s/ Jack Paller                             President, Chairman (principal executive               August 22, 1997
---------------                             officer, principal financial
Jack Paller                                 officer and principal accounting
                                            officer) and Director

                                  EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)

 EXHIBIT NO.               EXHIBIT DESCRIPTION
*3.1          Articles of Incorporation as amended. (Incorporated by reference to Exhibit 3.1 of Registrant's Quarterly Report on Form 10-Q for
              the quarter ended September 30, 1996.)

*3.2 By-laws of Registrant, as amended. (Incorporated by reference to Exhibit 3.2 of Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.)

5.1           Opinion of Mark S. Haltzman & Associates.

*10.1 Agreement between Registrant and IMRC with respect to opportunities in the field of medical technology. (Incorporated by reference to Exhibit 10 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1981).

*10.2         Lease dated October 1, 1996, between Biosonics and New York Drive
              Associates L.L.C. (Incorporated by reference to Exhibit 10.2 of
              Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1996.)

*10.6         Securities Restriction Agreement dated September 30, 1987 between
              Registrant and International Management & Research Corporation,
              Jack and Sarah Paller, and Henry S. Brenman. (Incorporated by reference to Exhibit 10-f of Registrant's Annual Report on Form
              10-K for the year ended December 31, 1987).

*10.16        Note in the amount of $250,000, dated June 27, 1989, of Biosonics,
              Security Agreement, dated June 27, 1989, between Biosonics and
              Jack and Sarah Paller and Assignment of Patent as Collateral
              Security, dated June 27, 1989, of Biosonics. (Incorporated by reference to Exhibit 10.16 of Registrant's Annual Report on Form
              10-K for the year ended December 31, 1989).

*21           Subsidiaries. (Incorporated by reference to Exhibit 21 of
              Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1994).

23.1 Consent of Mark S. Haltzman & Associates (included in its opinion filed as Exhibit 5.1).

23.2          Consent of Morris J. Cohen & Co., P.C.

------------------------------------
* Incorporated by reference as indicated.